SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

THOMAS & BETTS CORPORATION, as Borrower,

The Financial Institutions Party Hereto,

BANK OF AMERICA, N.A., REGIONS BANK and SUNTRUST BANK,
as Co-Syndication Agents,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NY BRANCH,
as Documentation Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swing Bank and Issuing Bank

Dated as of October 16, 2007

WACHOVIA CAPITAL MARKETS, LLC
and
BANC OF AMERICA SECURITIES LLC
Joint Lead Arrangers and Joint Book Runners
TABLE OF CONTENTS

Page

ARTICLE I

DEFINED TERMS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS

Section 1.1 Section 1.2 Section 1.3	Defined Terms Accounting Principles Other Interpretive Matters

ARTICLE II

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10 Section 2.11 Section 2.12 Section 2.13 Section 2.14	Extension of Credit
Manner of Borrowing and Disbursement of Loans.
Interest.
Fees.
Prepayment/Reduction of Commitment.
Repayment.
Revolving Loan Notes; Loan Accounts.
Manner of Payment.
Reimbursement
Pro Rata Treatment.
Application of Payments.
Use of Proceeds
Maximum Rate of Interest
Letters of Credit.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Section 3.2 Section 3.3 Section 3.4	Conditions Precedent to Closing Conditions Precedent to Each Advance Conditions Precedent to Each Letter of Credit Conditions to Funding Material Acquisitions

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Section 4.2	General Representations and Warranties Survival of Representations and Warranties, etc

ARTICLE V

GENERAL COVENANTS

Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5 Section 5.6 Section 5.7 Section 5.8 Section 5.9 Section 5.10 Section 5.11 Section 5.12 Section 5.13	Preservation of Existence and Similar Matters
Compliance with Applicable Law
Maintenance of Properties
Accounting Methods and Financial Records
Insurance
Payment of Taxes and Claims
Visits and Inspections
Conduct of Business
ERISA
Further Assurances
Indemnity
Environmental Matters
Formation of Subsidiaries

ARTICLE VI

INFORMATION COVENANTS

Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6	Quarterly Financial Statements and Information
Annual Financial Statements and Information; Certificate of No Default
Compliance Certificates
Access to Accountants
Additional Reports.
Notice of Litigation and Other Matters.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9	Indebtedness
Liens
Restricted Payments.
Affiliate Transactions
Fundamental Changes; Disposition or Acquisition of Assets; Investments
ERISA Liability
Financial Covenants.
Amendment and Waiver
Negative Pledge

ARTICLE VIII

DEFAULT

Section 8.1 Section 8.2	Events of Default Remedies

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Section 9.2 Section 9.3 Section 9.4 Section 9.5 Section 9.6 Section 9.7 Section 9.8 Section 9.9 Section 9.10	Appointment and Authority
Rights as a Lender
Exculpatory Provisions
Reliance by Administrative Agent
Delegation of Duties
Resignation of Administrative Agent
Indemnification
Non-Reliance On Administrative Agent and Other Lenders
No Other Duties, etc
Issuing Lender and Swing Bank

ARTICLE X

MISCELLANEOUS

Section 10.1
Section 10.2
Section 10.3
Section 10.4
Section 10.5
Section 10.6
Section 10.7
Section 10.8
Section 10.9
Section 10.10
Section 10.11
Section 10.12
Section 10.13
Section 10.14
Section 10.15
Section 10.16
Section 10.17
Section 10.18
Notices; Effectiveness; Electronic Communication.
Expenses
Waivers
Set-Off
Assignment.
Counterparts
Governing Law
Severability
Headings
Source of Funds
Entire Agreement
Amendments and Waivers.
Other Relationships
Pronouns
Disclosure
Confidentiality
Revival and Reinstatement of Obligations
USA PATRIOT Act Notice

ARTICLE XI

YIELD PROTECTION

Section 11.1 Section 11.2	Increased Costs. Mitigation Obligations; Replacement of Lenders.

ARTICLE XII

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1Jurisdiction and Service of Process
Section 12.2Consent to Venue
Section 12.3Waiver of Jury Trial
EXHIBITS:
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G SCHEDULES:	Form of Assignment and Assumption
Form of Compliance Certificate
Form of Notice of Conversion/Continuation
Form of Request for Advance
Form of Request for Issuance of Letter of Credit
Form of Revolving Loan Note
Form of Loan Certificate

Schedule 1 Schedule 2 Schedule 4.1(c) Schedule 4.1(h) Schedule 4.1(i) Schedule 4.1(m) Schedule 4.1(r) Schedule 7.4	Existing Letters of Credit Revolving Loan Commitment Subsidiaries; Partnerships and Joint Ventures; Affiliates Labor and Employment Taxes Employee Benefits Environmental Matters Affiliate Transactions

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 16, 2007, by and among THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Borrower”), the financial institutions from time to time party hereto as lenders (collectively, the “Lenders” and individually, each a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Bank and Issuing Bank.

RECITALS

WHEREAS, the Borrower, certain of the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of June 14, 2005 (as amended, supplemented, and otherwise modified from time to time prior to the Agreement Date, the “Existing Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety as provided in this Agreement, effective as of the Agreement Date, to provide, among other things, for an increase in the maximum principal amount of, and the determination of availability under, the Revolving Loan Commitment, it being understood that nothing contained herein shall be deemed a satisfaction or novation of the indebtedness and obligations created or evidenced by the Existing Credit Agreement as of the Agreement Date and it being further understood that this Agreement is merely an amendment and restatement of the Existing Credit Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINED TERMS, ACCOUNTING PRINCIPLES AND

OTHER INTERPRETIVE MATTERS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“1992 Indenture” means that certain Indenture dated as of January 15, 1992, between the Borrower and Morgan Guaranty Trust Company of New York, as trustee, as amended by that First Supplemental Indenture dated as of July 28, 1992, between the Borrower and Morgan Guaranty Trust Company of New York, as trustee, as further amended by that certain Second Supplemental Indenture dated as of February 10, 1998, between the Borrower and The Chase Manhattan Bank, as trustee, as further amended by that certain Third Supplemental Indenture dated as of May 7, 1998, between the Borrower and The Chase Manhattan Bank, as trustee.

“1998 Indenture” means that certain Trust Indenture dated as of August 1, 1998, between the Borrower and The Bank of New York, as trustee, as amended by that Supplemental Indenture No. 1 dated as of February 5, 1999, between the Borrower and The Bank of New York, as trustee, as further amended by that certain Supplemental Indenture No. 2 dated as of May 27, 2003, between the Borrower and The Bank of New York, as trustee.

“Accounting Change” shall mean any change in accounting principles required by any change in GAAP.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the direct or indirect (whether by purchase, lease, exchange, issuance of Equity Interests, merger, reorganization or any other method) (a) acquisition by such Person of any other Person, which Person shall then become consolidated with the acquiring Person in accordance with GAAP, (b) acquisition of all or any substantial part of the assets, property or business of any other Person, or (c) acquisition of any assets that constitute a division or operating unit, or a product line within a division or operating unit, of the business of any other Person.

“Administrative Agent” shall mean Wachovia Bank, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to Section 9.6.

“Administrative Agent’s Office” shall mean the address of the Administrative Agent set forth in Section 10.1, or such other address or account as the Administrative Agent hereafter may designate by written notice to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” or “Advances” shall mean amounts of the Revolving Loans advanced by the Lenders to the Borrower pursuant to Section 2.2 on the occasion of any borrowing.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or which is a director, officer, or partner of such Person. For purposes of this definition, “control” when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of five percent (5%) or more of the outstanding voting Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless otherwise specified, “Affiliate” as used herein with respect to the Domestic T&B Companies shall not include Leviton.

“Aggregate Real Properties” shall have the meaning set forth in Section 4.1(r).

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate amount of all Letter of Credit Obligations then outstanding, plus (c) the aggregate principal amount of all Swing Loans then outstanding.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions (other than any non-binding arbitration proceedings) to which the Person in question is a party or by which it is bound.

“Applicable Rate” shall mean the rate per annum, in basis points, set forth under the relevant column heading below based upon the applicable Debt Ratings:

	Debt Ratings			Eurodollar Rate/
Pricing Level	(S&P/Moody’s/Fitch)	Facility Fee	Base Rate	Letters of Credit
1	= A-/A3/A-	7.0	0.0	28.0
2	BBB+/Baa1/BBB+	8.0	0.0	32.0
3	BBB/Baa2/BBB	10.0	0.0	40.0
4	BBB-/Baa3/BBB-	12.5	0.0	50.0
5	= BB+/Ba1/BB+	17.5	0.0	70.0

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured non-credit enhanced long-term Funded Debt; provided, that solely for purposes of determining the Applicable Rate, if the Borrower shall maintain a rating of its senior unsecured debt from only two of Moody’s, S&P and Fitch, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case, the level that is one level lower than the higher Debt Rating shall apply. If the Borrower shall maintain a rating of its senior unsecured debt from all three of Moody’s, S&P and Fitch and there is a difference in such ratings, (A) pricing will be based on the higher level when there is a one-notch rating differential between the Debt Ratings, and (B) if there is greater than a one-notch rating differential between the Debt Ratings, and if two Debt Ratings are equivalent and the third Debt Rating is lower, then the higher Debt Rating shall govern; otherwise the applicable level shall be based upon one level below the level corresponding to the highest of the three Debt Ratings. Any change in the Applicable Rate shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Applicable Rate. If the rating system of S&P, Moody’s or Fitch shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system, and pending effectiveness of such amendment (which shall require the approval of the Majority Lenders, such approval not to be unreasonably withheld, conditioned or delayed or conditioned upon the payment of a fee to one or more of the Lenders), the Debt Ratings shall be determined by reference to the rating most recently in effect prior to such change.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required pursuant to Section 10.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Signatory” shall mean such personnel of the Borrower as may be duly authorized and designated in writing to the Administrative Agent by the Borrower to execute documents, agreements, and instruments on behalf of the Borrower.

“Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) the result of (i) the Letter of Credit Commitment at such time, minus (ii) the aggregate amount of all Letter of Credit Obligations then outstanding, and (b) the result of (i) the Revolving Loan Commitment at such time, minus (ii) the Aggregate Revolving Credit Obligations then outstanding.

“Backup Letter of Credit” shall mean a Non-Participated Letter of Credit provided by the Borrower to the Administrative Agent to support payment of any outstanding Letter of Credit Obligations, which Non-Participated Letter of Credit shall name the Administrative Agent, for the benefit of the Lender Group, as beneficiary and shall have an aggregate face amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of the Letter of Credit Obligations supported thereby.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean, at any time, a fluctuating and floating rate per annum equal to the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest announced publicly by the Administrative Agent from time to time, as its “prime rate” for the determination of interest rate loans of varying maturities in Dollars to United States residents of varying degrees of credit worthiness. Such “prime rate” is not necessarily the lowest rate of interest charged to borrowers of the Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime rate”. Each change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance made hereunder that bears interest based upon the Base Rate.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean, collectively, (a) marketable, direct obligations of the United States of America and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $250,000,000, and (ii) conduct substantially all of its business in the United States of America, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit, deposit notes, bankers acceptances, bank notes and time deposits maturing within three hundred sixty-five (365) days of the date of purchase and issued by a United States national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d), (e) the following types of investments in accordance with investment policy approved by the Board of Directors of the Borrower as in effect on the Agreement Date: (i) repurchase agreements with major banks and authorized dealers, fully collateralized to at least one hundred two percent (102%) of market value by securities of the United States government, (ii) taxable municipal securities, (iii) asset backed securities, (iv) corporate bonds, notes and floating rate notices including medium term notes, (v) fixed income mutual funds, (vi) short duration mortgage-backed securities, (vii) tax-exempt commercial paper, (viii) municipal notes and bonds, (ix) tax-exempt variable rate demand notes, (x) tax-exempt money market funds, and (xi) tax-exempt fixed income funds, and (f) other Investments approved by the Majority Lenders.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. and its implementing regulations and amendments.

“CERCLIS” shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

“Certified Public Accountants” shall mean the Borrower’s independent certified public accountants as of the Agreement Date and such other firm or firms of nationally recognized independent certified public accountants which may be retained by the Borrower thereafter for the purpose of auditing its financial statements.

“Change in Control” shall mean (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the outstanding shares of the voting stock of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (i) directors of the Borrower as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); or (c) except to the extent that a Domestic Subsidiary may be sold or otherwise disposed of in a Permitted Disposition, the Borrower ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of each of the Domestic Subsidiaries extant as of the Agreement Date (other than directors’ qualifying shares).

“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

“Commitment Termination Date” means the Maturity Date or such earlier date of termination of the Revolving Loan Commitments pursuant to Section 2.5(b) or Section 8.2.

“Compliance Certificate” shall mean a certificate of an Authorized Signatory of the Borrower substantially in the form of Exhibit B.

“Consolidated Interest Coverage Ratio” shall mean, on any calculation date, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, the ratio of (a) EBITDA to (b) Consolidated Interest Expense, in each case as determined for the immediately preceding twelve (12) month period.

“Consolidated Interest Expense” shall mean, for any period, the sum (without duplication) of (i) total interest expense of the Borrower and its Consolidated Subsidiaries for such period in respect of Funded Debt (including, without limitation, all such interest expense accrued or capitalized during such period, whether or not actually paid during such period and the interest component under synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products), determined on a consolidated basis in accordance with GAAP, and (ii) all recurring fees in respect of Funded Debt (including the facility fee provided for under Section 2.4) paid, accrued or capitalized by the Borrower and its Subsidiaries during such period.

“Consolidated Net Worth” shall mean, as of any date of determination, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, the sum of (a) common stock, (b) additional paid in capital, and (c) retained earnings, in each case as of such date.

“Consolidated Subsidiaries” shall mean, collectively, at any date the Subsidiaries of the Borrower or other Persons the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.14; provided, however, that the Date of Issue with respect to the Existing Letters of Credit shall be deemed to be the Agreement Date.

“Default” shall mean any Event of Default or any event specified in Section 8.1 which with the giving of notice or lapse of time (or both) would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the highest applicable Interest Rate Basis, plus (b) the highest Applicable Rate, plus (c) two percent (2.00%). As to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time. As to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Debt Rating” shall have the meaning set forth in the definition of “Applicable Rate”.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of the Borrower or any of the Borrower’s Subsidiaries (other than in connection with an employee equity compensation plan or similar plan with respect to members of the board of directors of the Borrower who are not employees of the Borrower).

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic T&B Companies” shall mean, collectively, the Borrower and the Domestic Subsidiaries; and “Domestic T&B Company” shall mean any one of the foregoing Domestic T&B Companies. Notwithstanding anything to the contrary contained in this Agreement, the Domestic T&B Companies shall not include any Foreign Subsidiaries.

“EBITDA” shall mean, with respect to any period, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, net income (or loss) minus non-cash extraordinary gains, plus non-cash extraordinary losses and impairment charges relating to either fixed assets or goodwill required under GAAP plus, to the extent deducted from such net earnings, interest expense, income taxes, depreciation and amortization, and other non-cash charges for such period.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person constituting a commercial bank or financial institution organized under the laws of the United States or any state thereof and having total assets in excess of $5,000,000,000, or an Affiliate of any such bank, or any other financial institution not meeting the foregoing requirements but otherwise acceptable to the Administrative Agent, that is, in any such case under this clause (d), approved by the Administrative Agent and, unless a Default or Event of Default has occurred and is continuing, the Borrower, such approvals not to be unreasonably withheld or delayed.

“Environmental Authority” shall mean any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” shall mean all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of any Domestic T&B Company required by any Environmental Requirement.

“Environmental Judgments and Orders” shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” shall mean any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notice” shall mean notice from any Environmental Authority or by any other Person, of possible or alleged noncompliance with or liability under any Environmental Requirement, including any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” shall mean releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower or any of its Subsidiaries or the Aggregate Real Properties, including any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any “affiliate” of the Borrower within the meaning of Section 414(b), (c) or (m) of the Code.

“Eurodollar Advance” shall mean an Advance (other than a Swing Loan) made hereunder that bears interest based upon the Eurodollar Rate.

“Eurodollar Advance Period” shall mean, in connection with any Eurodollar Advance, the term of such Advance selected by the Borrower, which may be one (1), two (2), three (3) or six (6) months; provided, however, notwithstanding the foregoing, (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the succeeding Business Day unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the immediately preceding Business Day, (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6.

“Eurodollar Basis” shall mean a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the interest rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100%)) determined by the Administrative Agent as the offered rate for deposits in U.S. Dollars for a period comparable to the Eurodollar Advance Period appearing on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. London time, on the day that is two (2) London banking days prior to the Eurodollar Advance Period. If no such rate is available, the rate of interest shall be determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market.

“Eurodollar Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 8.1.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 1.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain letter agreement dated as of September 10, 2007, executed by the Administrative Agent and Wachovia Capital Markets LLC and addressed to and accepted by the Borrower.

“Financial Covenants” shall mean from time to time the financial covenants applicable to the Borrower from time to time as set forth in Section 7.7.

“Fitch” shall mean Fitch, Inc., or its successor.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that does not constitute a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Funded Debt” shall mean all outstanding obligations, liabilities and indebtedness of the types described in subsections (a) through (h) of the definition of Indebtedness set forth herein, including all obligations under the Loan Documents and the Indentures; provided, however, that for purposes of determining Funded Debt, indebtedness of the type described in subsections (f) and (g) of the definition of Indebtedness shall only be included to the extent such payment obligations have been realized; provided further, however, that notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full amount of such obligations owing at the time of determination.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions or pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements or pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

“Hazardous Materials” shall mean, collectively, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Indebtedness” shall mean, with respect to any Person, (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed; (f) any net payment obligations with respect to interest rate and currency hedging agreements; (g) any reimbursement obligations (contingent or otherwise) with respect to letters of credit, bankers acceptances and similar instruments issued for the account of such Person; (h) any Guaranty (except items of shareholders’ equity or Equity Interests or surplus or general contingency or deferred tax reserves); (i) any financial obligation under purchase money mortgages; (j) any obligations under conditional sales contracts and similar title retention instruments with respect to property acquired; and (k) any financial obligation of such Person as issuer of Equity Interests redeemable in whole or in part at the option of a Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event not solely within the control of such issuer.

“Indentures” shall mean, collectively, the 1992 Indenture and the 1998 Indenture; and “Indenture” shall mean any one of the foregoing Indentures.

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as appropriate.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition.

“Issuing Bank” shall mean Wachovia Bank, National Association.

“L&S” shall mean The Lamson & Sessions Co., an Ohio corporation.

“Lender Group” shall mean, collectively, the Administrative Agent, the Swing Bank, the Issuing Bank and the Lenders.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 2.1(d) or Section 10.5; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean $100,000,000.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms of this Agreement) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings under any Letters of Credit.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent, for the benefit of the Issuing Bank, the proceeds of which shall be applied as provided in Section 8.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of the Borrower from time to time in accordance with Section 2.14, and shall include the Existing Letters of Credit; provided, however, that Letters of Credit shall not include any of the Non-Participated Letters of Credit.

“Leverage Ratio” shall mean, on any calculation date, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, the ratio of (a) Funded Debt as of such date to (b) EBITDA determined for the immediately preceding twelve (12) month period.

“Leviton” shall mean Leviton Manufacturing Co., Inc., a Delaware corporation.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Account” shall mean an account with respect to the Loans and interest thereon.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Fee Letter, the Negative Pledge Agreement, all reimbursement agreements and applications relating to Letters of Credit issued hereunder, all legal opinions or reliance letters issued by counsel to the Borrower in connection herewith, all Requests for Advance, all Requests for Issuance of Letters of Credit, and all Compliance Certificates.

“Loans” shall mean, collectively, the Revolving Loans and the Swing Loans.

“Majority Lenders” shall mean (a) as of any date of calculation prior to the termination of the aggregate Revolving Loan Commitments, Lenders the sum of whose Revolving Loan Commitments on such date of calculation exceeds fifty percent (50%) of the aggregate Revolving Loan Commitments on such date of calculation, or (b) as of any date of calculation after termination of the aggregate Revolving Loan Commitments, Lenders the total of whose Revolving Loans outstanding plus participation interests in Letter of Credit Obligations and Swing Loans outstanding, as applicable, on such date of calculation exceeds fifty percent (50%) of the Aggregate Revolving Credit Obligations as of such date of calculation.

“Material Contracts” shall mean, collectively, (a) the Material Financing Agreements, and (b) all other contracts, leases, instruments, guaranties, licenses or other arrangements (other than any of the Loan Documents), to which any of the Domestic T&B Companies is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Materially Adverse Effect, but excluding any employee benefit plan, within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any of its ERISA Affiliates.

“Material Financing Agreements” shall mean, individually and collectively, the Indentures and any other material agreement the primary purpose of which is to provide financing for any of the Domestic T&B Companies.

“Materially Adverse Effect” shall mean any materially adverse effect (a) upon the business, assets, liabilities, condition (financial or otherwise), prospects, or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) upon the ability of the Borrower to perform under this Agreement or any other Loan Document to which it is a party or (c) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent, the Issuing Bank, the Swing Bank and the Lenders hereunder and thereunder.

“Maturity Date” shall mean October 16, 2012, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all material filings and registrations with, and all material reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Domestic T&B Companies.

“Negative Pledge Agreement” shall mean that certain Negative Pledge Agreement dated as of October 16, 2007, among the Domestic Subsidiaries, the Foreign Subsidiaries and the Administrative Agent for the benefit of the Lender Group, in form and substance satisfactory to the Administrative Agent.

“Non-Participated Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by any financial institution for the account of the Borrower from time to time in the ordinary course of its business, other than Letters of Credit issued by the Issuing Bank, in such capacity and not individually, pursuant to the terms of this Agreement.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit C.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower to the Lender Group under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by the Borrower of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Participant” shall mean a bank or other entity to which any Lender shall have sold a participation in all or a portion of such Lender’s rights and/or obligations under this Agreement pursuant to Section 10.5(d).

“Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisitions” shall mean Acquisitions made by the Borrower or any Domestic T&B Company, subject to compliance with Section 5.13, of assets reasonably related to, or reasonably complementary to, the business of the Borrower and the Domestic T&B Companies as currently conducted, or of Persons that are engaged in such business, provided that (a) the Borrower shall deliver to the Administrative Agent notice thereof prior to the closing of any proposed Acquisition in which the purchase price is equal to or greater than 10% of the lesser of the book or fair market value of the property and assets of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of the last day of the previous fiscal year of the Borrower, and (b) no Default or Event of Default shall then exist or be caused thereby.

“Permitted Dispositions” shall mean (a) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or Cash Equivalents, (b) physical assets used, consumed or otherwise disposed of in the ordinary course of business, (c) the termination of any derivative agreements in accordance with the terms thereof, (d) the sale, transfer or other disposition by the Borrower of its interests in Leviton, and (e) the sale or other disposition of any other assets of the Domestic T&B Companies (including any Equity Interests in their Subsidiaries), provided that (A) the Borrower shall deliver to the Administrative Agent notice thereof prior to the closing of any proposed disposition in which the aggregate book value attributable to the assets subject to such disposition is equal to or greater than 10% of the lesser of the book or fair market value of the property and assets of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of the last day of the previous fiscal year of the Borrower, (B) the aggregate book value attributable to the assets subject to such disposition, shall not (1) together with the aggregate book value attributable to all other assets disposed of during the immediately preceding twelve (12) month period, exceed twenty percent (20%) of the aggregate book value of all assets of the Borrower and its Consolidated Subsidiaries as of the last day of the previous fiscal year of the Borrower, or (2) together with the aggregate book value attributable to all other assets disposed of during the term of this Agreement, exceed fifty percent (50%) of the aggregate book value of all assets of the Borrower and its Consolidated Subsidiaries as of the last day of the previous fiscal year of the Borrower, and (C) no Default or Event of Default shall then exist or be caused thereby.

“Permitted Liens” shall mean, as applied to any Person:

(a) Any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings for which reserves have been established by such Person in accordance with GAAP;

(c) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business and not in connection with the borrowing of money, which are not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings for which reserves have been established by such Person in accordance with GAAP;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e) Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

(f) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of their respective assets which (i) do not secure Funded Debt and (ii) do not, in the aggregate, materially detract from the value of their respective assets or materially impair the use thereof in the operation of their respective businesses;

(h) Liens on any “margin security” or “margin stock” as defined in Regulation T, U, and X of the Board of Governors of the Federal Reserve System;

(i) Liens existing on any specific fixed asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(j) Liens on any specific fixed asset of any Person at the time such Person is merged or consolidated with or into the Borrower or one of its Subsidiaries and not created in contemplation of such event;

(k) Liens existing on any specific fixed asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition; and

(l) Other Liens on assets of the Borrower and its Subsidiaries so long as the sum of (i) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on the assets of the Borrower and its Subsidiaries, plus (ii) the aggregate principal amount of unsecured Indebtedness of the Domestic Subsidiaries (other than any Indebtedness permitted under Section 7.1(f)), shall not at any time exceed twenty percent (20%) of Consolidated Net Worth determined as of the last day of the fiscal quarter most recently ended.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean the Thomas & Betts Pension Plan, the Thomas & Betts Corporation Pension Plan for Bargaining Unit Employees, the Thomas & Betts Corporation Employees’ Investment Plan, and any other “pension plan” (within the meaning of Section 3(3) of ERISA) that is a tax-qualified plan under Section 401 of the Code which the Borrower or any of its ERISA Affiliates adopts, maintains, or joins.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Register” shall have the meaning set forth in Section 10.5(c).

“Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.14(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” shall have the meaning set forth in Section 4043(c) of ERISA and the regulations thereunder, but shall not include any event with respect to which the notice requirement is waived pursuant to regulations issued under Section 4043 of ERISA.

“Request for Advance” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting an Advance hereunder which will increase the aggregate amount of the Revolving Loans outstanding, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit D, and shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit E, and shall, among other things, specify (a) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit, (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.14(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the aggregate Revolving Loan Commitments of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 2 hereto.

“Revolving Loan Commitment” shall mean, with respect to any Lender, the several obligation of such Lender to advance to the Borrower on or after the Agreement Date an aggregate amount not to exceed, at any time, the amount set forth opposite such Lender’s name on Schedule 2 pursuant to the terms of this Agreement, and as such amount may be reduced or increased from time to time, pursuant to the terms of this Agreement.

“Revolving Loan Commitment Increase” shall have the meaning set forth in Section 2.1(d).

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Loan Commitment, in substantially the form of Exhibit F.

“Revolving Loans” shall mean, collectively, amounts advanced from time to time by the Lenders to the Borrower under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment, excluding any amounts advanced as Swing Loans.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/

programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-

offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Senior Notes” shall mean, collectively, the Senior Notes (2008), the Senior Notes (2009) and the Senior Notes (2013).

“Senior Notes (2008)” shall mean the 6.625% Notes due May 7, 2008 issued by the Borrower on May 7, 1998, in an aggregate original principal amount of $115,000,000, pursuant to the terms and conditions of the 1992 Indenture.

“Senior Notes (2009)” shall mean the 6.39% Notes due February 10, 2009 issued by the Borrower on February 10, 1999, in an aggregate original principal amount of $150,000,000, pursuant to the terms and conditions of the 1998 Indenture.

“Senior Notes (2013)” shall mean the 7.25% Notes due June 1, 2013 issued by the Borrower on May 27, 2003, in an aggregate principal amount of $175,000,000, pursuant to the terms and conditions of the 1998 Indenture.

“Special Purpose Subsidiary” shall mean TBSPV, Inc., a Delaware corporation.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of the Borrower, and which is not a Commercial Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or limited liability company interests, as applicable, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Swing Bank” shall mean Wachovia Bank, National Association, or any other Lender who shall agree with the Administrative Agent and the Borrower to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Revolving Loan Commitment in accordance with Section 2.2(f).

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Voidable Transfer” shall have the meaning set forth in Section 10.17.

“Wachovia” means Wachovia Bank, National Association, and its successors and assigns.

Section 1.2 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied; provided, however, in the event that an Accounting Change shall occur and either the Borrower or the Majority Lenders shall object to the application of such Accounting Change to the method of calculation of the Financial Covenants, or any other financial standards or terms in this Agreement, then GAAP shall be applied on a basis consistent with the most recent financial statements of the Borrower for which no objection was made. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Consolidated Subsidiaries.

Section 1.3 Other Interpretive Matters. Each definition of an agreement in this Article I shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 10.12, and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa, and the terms “includes” and “including” are not limiting. Except where otherwise specifically provided herein, each reference to a “Section”, “Article”, “Exhibit” or “Schedule” shall be to a Section or Article of this Agreement or an Exhibit or Schedule attached hereto. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. An Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Event of Default has been waived in writing in accordance with Section 10.12.

ARTICLE II

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly, to extend credit to the Borrower in an aggregate principal amount not to exceed its Revolving Loan Commitment.

(a) The Revolving Loans. Each Lender agrees, severally and not jointly, upon the terms and subject to the conditions of this Agreement, to make Revolving Loans in Dollars to the Borrower, from time to time during the period from the Agreement Date to the Commitment Termination Date, in an aggregate amount not to exceed at any time its Revolving Loan Commitment; provided, that no Revolving Loans shall be made if, immediately after giving effect thereto, the Aggregate Revolving Credit Obligations outstanding at such time shall exceed the aggregate Revolving Loan Commitments. Subject to the terms and conditions of this Agreement and prior to the Commitment Termination Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower, from time to time after the Agreement Date but prior to the Commitment Termination Date; provided, that no Letters of Credit shall be issued if, immediately after giving effect thereto, (i) the aggregate Letter of Credit Obligations shall exceed the Letter of Credit Commitment or (ii) the Aggregate Revolving Credit Obligations then outstanding shall exceed the aggregate Revolving Loan Commitments.

(c) The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank agrees to make Swing Loans in Dollars to the Borrower from time to time after the Agreement Date but prior to the Commitment Termination Date; provided, that no Swing Loans shall be made if, immediately after giving effect thereto, (i) the aggregate principal amount of Swing Loans outstanding at such time shall exceed $25,000,000, or (ii) the Aggregate Revolving Credit Obligations outstanding at such time shall exceed the aggregate Revolving Loan Commitments. Swing Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(d) Revolving Loan Commitment Increases. Subject to the terms and conditions of this Agreement, the Borrower may request an increase in the amount of the aggregate Revolving Loan Commitments (each a “Revolving Loan Commitment Increase”) on any Business Day; provided, however, that the Borrower may not request a Revolving Loan Commitment Increase during the continuance of a Default or Event of Default, including any Default or Event of Default that would result after giving effect to any such Revolving Loan Commitment Increase; and provided further, that the Borrower may request up to two (2) Revolving Loan Commitment Increases (each of which commitments may be from more than one Lender) which may be no less than $50,000,000 and no more than $150,000,000 in the aggregate. Revolving Loan Commitment Increases may not exceed $150,000,000 during the term of this Agreement. In requesting a Revolving Loan Commitment Increase, the Borrower shall offer each of the Lenders an opportunity to provide their pro rata share of such Revolving Loan Commitment Increase; provided that none of the Lenders shall be required to issue any Revolving Loan Commitment Increase and the decision of any Lender to issue or not issue any Revolving Loan Commitment Increase to the Borrower shall be at such Lender’s sole discretion. Persons not then Lenders may be included as Lenders with the written approval, not to be unreasonably withheld, of the Borrower and the Administrative Agent. Prior to the effectiveness of any Revolving Loan Commitment Increase, the Borrower shall (i) deliver to the Administrative Agent and the Lenders a written notice, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the proposed effective date and amount of such Revolving Loan Commitment Increase and (ii) deliver to the Administrative Agent at least fifteen (15) days prior to such Revolving Loan Commitment Increase a Compliance Certificate setting forth calculations demonstrating, on a pro forma basis, that the Borrower shall be in compliance with the Financial Covenants immediately before and after giving effect to such Revolving Loan Commitment Increase. To the extent necessary to keep the outstanding Revolving Loans ratable in the event of any non-ratable increase in the aggregate Revolving Loan Commitments, on any effective date of a Revolving Loan Commitment Increase, (i) all then outstanding Eurodollar Advances (the “Initial Loans”) shall automatically be converted into Base Rate Advances, (ii) immediately after the effectiveness of the Revolving Loan Commitment Increase, the Borrower shall, if it so requests, convert such Base Rate Advances into Eurodollar Advances (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans in accordance with its Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.2(c), (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s ratable share (calculated after giving effect to the Revolving Loan Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s ratable share (calculated without giving effect to the Revolving Loan Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s ratable share (calculated without giving effect to the Revolving Loan Commitment Increase) of the Initial Loans and (z) such Lender’s ratable share (calculated after giving effect to the Revolving Loan Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Revolving Loan Commitment (calculated after giving effect to the Revolving Loan Commitment Increase), (vi) the Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Lenders entitled thereto, and (vii) Schedule 2 shall automatically be amended to reflect the Revolving Loan Commitments of all Lenders after giving effect to the Revolving Loan Commitment Increase. The conversion of the Initial Loans pursuant to clause (i) above shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.9.

Section 2.2 Manner of Borrowing and Disbursement of Loans.

(a) Choice of Interest Rate, etc. Any Advance of the Revolving Loans shall, at the option of the Borrower, be made either as a Base Rate Advance or as a Eurodollar Advance (except for the first two (2) Business Days after the Agreement Date, during which period each Advance shall bear interest as a Base Rate Advance); provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date, and (ii) the Borrower may not select a Eurodollar Advance (A) with respect to an Advance, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14, or (B) if, at the time of such Advance, a Default or an Event of Default has occurred and is continuing. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Eastern time) in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Advances.

(i) Initial and Subsequent Advances. The Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone or telecopy not later than 11:00 a.m. (Eastern time) on the date of such Base Rate Advance and shall confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii) Repayments and Conversions. The Borrower may (A) repay a Base Rate Advance at any time, or (B) upon at least three (3) Business Days’ irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances. Upon the date indicated by the Borrower, such Base Rate Advance shall be so repaid or converted.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Advance (except any Base Rate Advance, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14 or to finance Refunded Swing Loans) shall be in a principal amount of no less than $500,000 and in an integral multiple of $100,000 in excess thereof, or the remaining amount of the Revolving Loan Commitment.

(c) Eurodollar Advances.

(i) Initial and Subsequent Advances. The Borrower shall give the Administrative Agent in the case of Eurodollar Advances at least three (3) Business Days’ irrevocable prior notice by telephone or telecopy and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances and also specifying the Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued). Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be prepaid or repaid.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, or the remaining amount of the Revolving Loan Commitment, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed seven (7).

(d) Notification of Lenders. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), (iii) notification from the Swing Bank with respect to any outstanding Swing Loans pursuant to Section 2.2(f)(ii), or (iv) notice from the Borrower with respect to any continuation or conversion of an outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance. Each Lender shall, not later than 2:00 p.m. (Eastern time) on the date specified for the borrowing of an Advance in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.

(e) Disbursement. Prior to 3:00 p.m. (Eastern time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article III, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer pursuant to the Borrower’s written instructions or (ii) in the case of an Advance the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14, transferring such amounts to the Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (Eastern time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. If both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrower such corresponding amount. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitment or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrower or the Administrative Agent (or the other Lenders) in respect of its Loans.

(f) Special Provisions Pertaining to Swing Loans.

(i) The Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone followed immediately by a written Request for Advance, no later than 12:00 noon (Eastern time) on the date on which the Borrower wishes to receive any Swing Loan, in each case with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given. Each Swing Loan shall bear interest at the same rate as a Base Rate Advance. The Swing Loan shall be made under the Revolving Loan Commitment on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (A) the amount of the requested Swing Loan, and (B) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender that one or more applicable conditions precedent set forth in Section 3.2 will not be satisfied on the date of the requested Swing Loan. The Swing Bank shall make the proceeds of such Swing Loan available to the Borrower by deposit of Dollars in same day funds by wire transfer pursuant to the Borrower’s instructions.

(ii) The Swing Bank may at any time (whether or not an Event of Default has occurred and is continuing and notwithstanding any failure of the Borrower to satisfy the conditions in Section 3.2) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a borrowing of Revolving Loans to be made for the purpose of repaying any and all outstanding Swing Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swing Bank) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m. (Eastern time) one Business Day prior to the proposed date of borrowing therefor, a notice (which shall be deemed to be a Request for Advance given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Advances) on such date in an aggregate amount equal to the amount of such Swing Loans (the “Refunded Swing Loans”) outstanding on the date such notice is given that the Swing Bank requests to be repaid. Not later than 1:00 p.m. (Eastern time) on the requested date of borrowing, each Lender (other than the Swing Bank) will make available to the Administrative Agent at its designated payment office an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swing Bank in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swing Loans. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 8.1 shall have occurred, or if the Swing Bank is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty and each Lender shall automatically be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to its ratable share (based on its Revolving Commitment Ratio) of the unpaid amount thereof together with accrued interest thereon. Each Lender shall immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The obligation of each Lender (other than the Swing Bank) to make Revolving Loans for the purpose of repaying any Refunded Swing Loans and each such Lender’s obligation to purchase a participation in any unpaid Swing Loans shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Bank, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Loans to meet the minimum borrowing amount specified in this Agreement, or (iv) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied.

Section 2.3 Interest.

(a) On Revolving Loans. Interest on Advances under the Revolving Loan Commitment, subject to Section 2.3(b) and (c), shall be payable as follows:

(i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a 365/366-day year for the actual number of days elapsed and shall be payable quarterly in arrears on the first day of each calendar quarter for the prior calendar quarter, commencing on January 1, 2008. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date, provided that in the event the Loans are repaid or prepaid in full and the Revolving Loan Commitments have been terminated, then accrued interest in respect of all Base Rate Advances shall be payable together with such repayment or prepayment on the date thereof. Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate, and (B) the Applicable Rate then in effect with respect to Base Rate Advances.

(ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical 360-day year for the actual number of days elapsed and shall be payable in arrears (A) on the applicable Payment Date for such Advance, and (B) if the Eurodollar Advance Period for such Eurodollar Advance exceeds three (3) months, interest on such Eurodollar Advance shall be due and payable in arrears on every three (3) month anniversary of such Eurodollar Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date, provided that in the event all Eurodollar Advances made pursuant to a single borrowing are repaid or prepaid in full, then accrued interest in respect of such Eurodollar Advances shall be payable together with such repayment or prepayment on the date thereof. Interest shall accrue and be payable on each Eurodollar Advance at the simple per annum interest rate equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance, and (B) the Applicable Rate then in effect with respect to Eurodollar Advances.

(iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(b) Upon Default. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

Section 2.4 Fees.

(a) Fee Letter. The Borrower agrees to pay to the Administrative Agent such fees as are set forth in the Fee Letter.

(b) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a facility fee on the Revolving Loan Commitment (regardless of usage) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate equal to the Applicable Rate in effect from time to time with respect to the facility fee. Such facility fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter, commencing on January 1, 2008, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c) Letter of Credit Fees.

(i) The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the daily average aggregate stated amount of such Letters of Credit equal to the Applicable Rate in effect from time to time with respect to Letters of Credit; provided, however, that following the occurrence and during the continuance of an Event of Default, the Letter of Credit fee shall be increased by an additional two percent (2.00%) per annum. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter, commencing on January 1, 2008, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(ii) The Borrower shall also pay to the Issuing Bank (A) a fronting fee on the daily average aggregate stated amount of the outstanding Letters of Credit for each day from the Date of Issue through the expiration date of such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-eighth of one percent (0.125%) per annum which fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter, commencing on January 1, 2008, and if then unpaid, on the Maturity Date, (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.

(d) Computation of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of payment shall be excluded.

Section 2.5 Prepayment/Reduction of Commitment.

(a) Prepayment of Advances. The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three (3) Business Days’ prior written notice to the Administrative Agent, provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand and the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid. Upon receipt of any notice of prepayment or repayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of such prepayment or repayment. Notwithstanding the foregoing, the Borrower shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans then outstanding is zero. Other than with respect to amounts required to be applied to the Revolving Loans pursuant to Section 2.6, repayments and prepayments of principal hereunder shall be in minimum amounts of $1,000,000 and integral multiples of $1,000,000 in excess thereof. Except as provided in Section 2.5(b), any repayment or prepayment of outstanding Advances shall not reduce the Revolving Loan Commitment.

(b) Permanent Prepayment or Reduction. The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios, provided that any such partial reductions shall be made in minimum amounts of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Notwithstanding the foregoing, the Borrower shall not cancel or reduce permanently the Revolving Loan Commitment to an amount less than the then outstanding Letter of Credit Obligations. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the account of the Lenders the amount necessary to reduce the principal amount of the applicable type of Revolving Loans then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the facility fee set forth in Section 2.4(b) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9.

Section 2.6 Repayment.

(a) All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date.

(b) In addition to the foregoing, the Borrower hereby promises to pay all Obligations, including the principal amount of the Loans, all Base Rate Advances made pursuant to draws under the Letters of Credit and all interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

Section 2.7 Revolving Loan Notes; Loan Accounts.

(a) The Revolving Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Revolving Loans owed to such Lender shall be evidenced by Revolving Loan Notes. Each Revolving Loan Note shall be payable to the order of each Lender requesting the same in accordance with such Lender’s Revolving Commitment Ratio. Any such Revolving Loan Notes shall be issued by the Borrower to the Lenders and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

(b) The Administrative Agent may open and maintain on its books in the name of the Borrower a Loan Account. The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement (including any Swing Loans) and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8 Manner of Payment.

(a) When Payments Due. Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or any of the other Loan Documents shall be made not later than 1:00 p.m. (Eastern time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars and in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Eastern time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. If any payment under this Agreement or any Revolving Loan Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b) No Deduction.

(i) The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under any other Loan Documents without set-off or counterclaim or any deduction whatsoever. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any taxes. If the Borrower shall hereafter be required by law to deduct any taxes from or in respect of any sum payable hereunder or under any other Loan Documents to any Lender, the Issuing Bank or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)), such Lender, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten days after demand therefor, for the full amount of any taxes (including taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii) On or prior to the Agreement Date and on or prior to the first Business Day of each calendar year thereafter, each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof shall provide each of the Administrative Agent and the Borrower with either (a) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status for purposes of determining exemption from or a reduction in United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any other Loan Documents, or (ii) that all payments to be made to such Lender hereunder and under any other Loan Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (b)(i) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (ii) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from or a reduction in United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any losses, liabilities or out-of-pocket expenses in connection with (a) failure by the Borrower to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in Article III), or (b) any prepayment, repayment or conversion of any Eurodollar Advance in whole or in part on a date other than the last day of any Eurodollar Advance Period applicable thereto (including as a consequence of any acceleration of the maturity of the Loans pursuant to Section 8.2), or (c) failure by the Borrower to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, or (d) any assignment to replace a Lender pursuant to Section 11.2(b), the Borrower agrees to pay to such Lender, upon the earlier of such Lender’s demand or the Maturity Date, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses; provided, however, that notwithstanding the foregoing, the Borrower shall have no obligation to make any such payment in respect of any such losses, liabilities or expenses incurred more than one hundred eighty (180) days prior to its receipt of demand from such Lender. A certificate indicating the computation of the amount of such losses, liabilities and out-of-pocket expenses sustained or increased by any Lender as a result of any event referred to in this paragraph submitted by such Lender to the Borrower shall be binding and conclusive, absent manifest error, as to the amount thereof. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the liquidation or re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be.

Section 2.10 Pro Rata Treatment.

(a) Advances. Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.

(b) Payments. Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrower shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or counterclaim, or otherwise) on account of the Revolving Loans or other Obligations in excess of its ratable share (based upon its Revolving Commitment Ratio), or in violation of any restriction set forth in Section 2.2(e), such Lender shall forthwith purchase from the other Lenders such participation in the Revolving Loans and such other Obligations made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The provisions of this Section 2.10(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations or Swing Loans to any Eligible Assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.10(b) shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off and counterclaim) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.10(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.10(b) to share in the benefits of any recovery on such secured claim.

Section 2.11 Application of Payments.

(a) Payments Prior to Event of Default. Prior to the occurrence and continuance of any Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6), shall be distributed by the Administrative Agent in the following order of priority: FIRST, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (or any Affiliate of the Administrative Agent) from the Borrower, SECOND, to the payment of fees and expenses then due and payable to the Administrative Agent hereunder; THIRD, to the payment of any fees and expenses then due and payable to the Lenders, and the Issuing Bank hereunder or under any other Loan Documents; FOURTH, pro rata to the payment of interest then due and payable on the Swing Loans and the Revolving Loans; FIFTH, to the payment of principal then due and payable on the Swing Loans; SIXTH, pro rata to the payment of principal then due and payable on the Revolving Loans; and SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable.

(b) Payments Subsequent to Event of Default. Subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group shall be distributed in the following order of priority (subject, as applicable, to Section 2.10): FIRST, to the costs and expenses (including attorneys’ fees and expenses), if any, incurred by any member of the Lender Group in the collection of such amounts under this Agreement or any other Loan Document; SECOND, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document; THIRD, pro rata to any fees then due and payable to the Lenders and the Issuing Bank under this Agreement or any other Loan Document; FOURTH, pro rata to the payment of interest then due and payable on the Swing Loans and the Revolving Loans; FIFTH, to the payment of the principal of the Swing Loans then outstanding; SIXTH, pro rata to the payment of principal of the Revolving Loans then outstanding; SEVENTH, to the Letter of Credit Reserve Account in an amount equal to one hundred five percent (105%) of any Letter of Credit Obligations then outstanding which are not supported by a Backup Letter of Credit; EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b); NINTH, to damages incurred by any member of the Lender Group by reason of any breach of this Agreement or of any other Loan Document; and TENTH, upon satisfaction in full of all Obligations to the Borrower or as otherwise required by law.

Section 2.12 Use of Proceeds. The Borrower shall use the aggregate proceeds of all Loans to fund the Borrower’s general operating needs and for other general corporate purposes to the extent not inconsistent with the provisions of this Agreement (including to finance fees and expenses relating to the transactions contemplated by this Agreement and the other Loan Documents and to refinance, under certain circumstances, existing Indebtedness and to finance Permitted Acquisitions).

Section 2.13 Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article II and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess, and any remaining excess shall be returned to the Borrower.

Section 2.14 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.14(c) below, hereby agrees to issue one or more Letters of Credit for the account of the Borrower up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, without the consent of the Majority Lenders, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.3 have been satisfied, and shall not issue any Letter of Credit if any Default or Event of Default then exists or would be caused thereby; and provided further, however, that at no time shall the Letter of Credit Obligations outstanding hereunder exceed the Letter of Credit Commitment. Each Letter of Credit shall (1) be denominated in Dollars (or, at the request of the Borrower, a foreign currency if such issuance is consented to by the Issuing Bank and the Administrative Agent and is issued on substantially the terms and conditions set forth in this Section 2.14), and (2) expire no later than the earlier to occur of (A) twelve (12) months following the Maturity Date, and (B) 360 days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided further that no such renewal shall extend beyond twelve (12) months following the Maturity Date). Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or to cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law. Without limiting the generality of the foregoing, each of the Existing Letters of Credit shall be deemed to constitute a Letter of Credit issued under this Agreement on the Agreement Date and shall thereafter be subject to each of the terms and conditions of this Agreement and the other Loan Documents.

(b) The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Eastern time) on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.3, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrower shall pay or reimburse the Issuing Bank for normal and customary and reasonable costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c) Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any such draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Lender, by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(d) The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article II with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article III with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw, and the Administrative Agent agrees to notify the Borrower promptly after the making of any such Base Rate Advance. Each Lender shall pay its share of such Base Rate Advance by paying its ratable portion of such Advance (based on its Revolving Commitment Ratio) to the Administrative Agent in accordance with Section 2.2(e), without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default then exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.14 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.

(e) The Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances.

(f) The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances:

(i) Any lack of validity or enforceability of any Loan Document or any documents or instruments relating to any Letter of Credit;

(ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Letter of Credit Obligations or any amendment, modification or waiver of or consent to any departure from any Letter of Credit or any of the Loan Documents;

(iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv) The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender, the Administrative Agent, the Issuing Bank, or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii) Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi) Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii) Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit; and

(xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) If any change in Applicable Law, any change in the interpretation or administration thereof, or any change in compliance with Applicable Law by the Issuing Bank as a result of any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the force of law) after the Agreement Date shall (i) impose, modify or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding this Agreement or any Letter of Credit or any participation therein, and the result of any of the foregoing in the determination of the Issuing Bank is to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, then, on the earlier of the Maturity Date or a date not more than five (5) days after demand by the Issuing Bank, the Borrower agrees to pay to the Issuing Bank, from time to time as specified by the Issuing Bank, such additional amount or amounts as the Issuing Bank reasonably determines will compensate it for such increased costs, from the date such change or action is effective, together with interest on each such amount from the Maturity Date or the date demanded, as applicable, until payment in full thereof at the Base Rate. A certificate as to such increased cost incurred by the Issuing Bank as a result of any event referred to in this paragraph submitted by the Issuing Bank to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.

(h) The Borrower will indemnify and hold harmless each member of the Lender Group and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such member of the Lender Group in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to any member of the Lender Group for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of such member of the Lender Group as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.14(h) shall survive termination of this Agreement.

(i) Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(j) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the Maturity Date, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by Administrative Agent, for the benefit of the Issuing Bank, an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations or provide one or more Backup Letters of Credit with respect to such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account selected by the Borrower and reasonably acceptable to the Administrative Agent, and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligations of the Lenders to make Loans as of the Agreement Date, and the obligation of the Issuing Bank to issue Letters of Credit, are subject to the prior fulfillment of each of the following conditions at the closing of this Agreement:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

(i) This duly executed Agreement;

(ii) A duly executed Revolving Loan Note to the order of each Lender requesting a promissory note in the amount of such Lender’s Revolving Commitment;

(iii) The duly executed Negative Pledge Agreement;

(iv) The legal opinions of (A) Milbank, Tweed, Hadley & McCloy, LLP, counsel to the Borrower, and (B) W. David Smith, in-house counsel to the Borrower, in each case addressed to the Lender Group, together with copies of any legal opinions upon which any of the foregoing rely;

(v) A loan certificate signed by an Authorized Signatory of the Borrower in substantially the form of Exhibit G, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate or articles of incorporation of the Borrower certified to be true, complete and correct by the Secretary of State for the State of the Borrower’s organization, (B) a true, complete and correct copy of the by-laws of the Borrower, (C) a true, complete and correct copy of the resolutions of the Borrower authorizing the execution, delivery and performance by the Borrower of the Loan Documents and authorizing the borrowings hereunder, and (D) certificates of good standing from each jurisdiction in which the Borrower is qualified or authorized to do business, except to the extent failure to be qualified or authorized to do business, or to be in good standing, could not reasonably be expected to have a Materially Adverse Effect; and

(vi) The Borrower’s financial projections on a fiscal year basis through December 31, 2009.

(b) All fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and each other member of the Lender Group in connection with the execution and delivery of this Agreement, including fees and expenses of counsel to the Administrative Agent, to the extent invoices for such fees and expenses have been delivered to the Borrower, shall have been paid.

(c) All principal, interest and other amounts outstanding under the Borrower’s Existing Credit Agreement shall be repaid and satisfied in full.

Section 3.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance, including the initial Advance hereunder (but excluding Advances, the proceeds of which are to reimburse (i) the Swing Bank for Swing Loans or (ii) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a) All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents, which, pursuant to Section 4.2, are made at and as of the time of such Advance, shall be true and correct at such time, both before and after giving effect to the application of the proceeds of such Advance;

(b) The incumbency of the Authorized Signatories of the Borrower shall be as stated in the certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 3.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent; and

(c) There shall not exist on the date of such Advance, and after giving effect to the application of the proceeds of such Advance, a Default or an Event of Default.

The Borrower hereby agrees that the delivery of any Request for Advance hereunder shall be deemed to be the certification of the applicable Authorized Signatory of the Borrower, on behalf of the Borrower, that there does not exist, on the date of the making of the Advance and after giving effect thereto, a Default or an Event of Default and that all of the other conditions set forth in this Section 3.2 have been satisfied.

Section 3.3 Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Bank to issue each Letter of Credit (excluding the automatic renewal of any previously issued Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

(a) All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents, which, pursuant to Section 4.2, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct at such time, both before and after giving effect to the issuance of such Letter of Credit;

(b) The incumbency of the Authorized Signatories of the Borrower shall be as stated in the certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 3.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent; and

(c) There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default or an Event of Default.

The Borrower hereby agrees that the delivery of any Request for Issuance of Letter of Credit hereunder shall be deemed to be the certification of the applicable Authorized Signatory of the Borrower, on behalf of the Borrower, that there does not exist, on the date of the issuance of the Letter of Credit and after giving effect thereto, a Default or an Event of Default and that all of the other conditions set forth in this Section 3.3 have been satisfied.

Section 3.4 Conditions to Funding Material Acquisitions. In addition to the satisfaction of the other applicable conditions sets forth in this Article III, the obligation of the Lenders to make any Advance to fund the acquisition of L&S or any other material Acquisition is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a) The Borrower shall have delivered to the Administrative Agent a Compliance Certificate as of the most recently ended fiscal quarter for which financial statements are available giving pro forma effect to such acquisition or giving pro forma effect only to the borrowings incurred to make such acquisition and the Administrative Agent shall be reasonably satisfied that the Borrower is in compliance with the Financial Covenants;

(b) With respect to the acquisition of L&S only, the Administrative Agent will have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) pro forma consolidated financial statements for the Borrower and its subsidiaries for the four-quarter period ending as of the most recently ended fiscal quarter for which financial statements are available giving pro forma effect to such acquisition (prepared in accordance with Regulation S-X under the Securities Act, and all other rules and regulations of the Securities and Exchange Commission under such Securities Act, and including other adjustments reasonably acceptable to the Administrative Agent) and a pro forma balance sheet of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available giving pro forma effect to such acquisition and (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries prepared on an annual basis for fiscal years 2007, 2008 and 2009 (and which will not be inconsistent with information previously provided to the Administrative Agent), provided that if the Borrower can demonstrate to the Administrative Agent that it is in compliance with the Financial Covenants after giving pro forma effect to the borrowings incurred to make the acquisition of L&S, the preparation and delivery of pro forma financial statements and projections will not be required; and

(c) With respect to the acquisition of L&S only, the Administrative Agent will have received, in form and substance reasonably satisfactory to it, (i) copies of the definitive documentation for such acquisition, including the definitive acquisition agreement and all exhibits and schedules thereto and (ii) evidence of all consents and approvals required pursuant to the terms of such acquisition agreement, including the consent of the board of directors of L&S. Such acquisition shall have been consummated in accordance with the terms and conditions of the definitive acquisition agreement pertaining thereto without any waiver, modification or consent thereunder that is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent and no law or regulation will be applicable, or event will have occurred, nor will any litigation or investigation be pending or threatened, that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have a Materially Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 General Representations and Warranties. The Borrower hereby represents and warrants in favor of each member of the Lender Group that:

(a) Organization; Power; Qualification. Each Domestic T&B Company (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own or lease and operate its properties and to conduct its business, and (iii) is duly qualified, in good standing as a foreign corporation, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, in good standing or authorized could not reasonably be expected to have a Materially Adverse Effect. The Special Purpose Subsidiary does not have an interest in any material properties or assets.

(b) Authorization; Enforceability. The Borrower has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver and perform each of the Loan Documents in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of the Loan Documents has been duly executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) Organization Structure; Subsidiaries; Affiliates. Schedule 4.1(c) sets forth, as of the Agreement Date, a complete and accurate organization chart of the Borrower and its Subsidiaries, which Subsidiaries are identified on such chart as Domestic Subsidiaries or Foreign Subsidiaries. As of the Agreement Date, the Borrower has no Subsidiaries and owns no interest, directly or indirectly, in any partnership or joint venture except as set forth on Schedule 4.1(c). Schedule 4.1(c) further sets forth, as of the Agreement Date, the name or type of each Affiliate of the Borrower and the nature of its affiliation. The outstanding Equity Interests of the Borrower and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are free and clear of all Liens.

(d) No Contravention. The execution, delivery, and performance by the Borrower of the Loan Documents in accordance with their respective terms, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of the Borrower or under any indenture, agreement, or other instrument to which the Borrower or any of its Domestic Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of its properties may be bound (including the Indentures), or (iii) result in or require the creation or imposition of any Lien upon or with the Borrower or any of its Domestic Subsidiaries except Permitted Liens.

(e) Necessary Authorizations. The Borrower has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except in each case where the failure to obtain, or to maintain in full force and effect, such Necessary Authorization does not have, and could not reasonably be expected to have, a Materially Adverse Effect. The Borrower is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery and performance of the Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated thereby.

(f) Title to Properties. Each of the Domestic T&B Companies has title to, or a valid leasehold interest in, all of its properties and assets sufficient for the conduct of its business, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(g) Material Contracts. All of the Material Contracts have been filed with the Securities and Exchange Commission as exhibits to the Borrower’s annual, quarterly or current reports. Neither the Borrower nor any of its Domestic Subsidiaries is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound.

(h) Labor Matters. Except (i) as disclosed on Schedule 4.1(h) or (ii) matters which (A) are not reasonably expected to have a Materially Adverse Effect and (B) exclusively affect the Foreign Subsidiaries, (I) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Domestic Subsidiaries, (II) no collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (III) to the best of the Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Domestic Subsidiaries or for any similar purpose, and (IV) there is no pending, or to the Borrower’s knowledge, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or any of its Domestic Subsidiaries or their respective employees.

(i) Taxes. Except as disclosed on Schedule 4.1(i), there have been filed on behalf of the Borrower and its Domestic Subsidiaries (and, to the best of the Borrower’s knowledge, on behalf of all Persons which have been acquired by or merged into the Borrower or any of its Domestic Subsidiaries for periods prior to any such merger or acquisition) all federal, state and local income, excise, property and other tax returns which are required to be filed by them, and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of any of the Borrower and its Domestic Subsidiaries have been paid other than those which are being contested in good faith. Any charges, accruals and reserves on the books of the Borrower and its Domestic Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Domestic Subsidiaries have been examined and closed through the fiscal year ended on or about December 31, 2003.

(j) Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders (i) the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries which present fairly in accordance with GAAP the financial position of the Borrower and its Consolidated Subsidiaries as at December 31, 2006, and the results of operations for the periods then ended and (ii) the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries which present fairly in accordance with GAAP (subject to normal adjustments and the absence of footnotes) the financial position of the Borrower and its Consolidated Subsidiaries as at June 30, 2007, and the results of operations for the periods then ended.

(k) No Adverse Change. Since December 31, 2006, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

(l) Litigation. There is no material action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Domestic Subsidiaries before any court or arbitrator or any governmental body, agency or official, except as disclosed as of the Agreement Date in the Borrower’s Form 10-K and Form 10-Q filings dated December 31, 2006 and June 30, 2007, respectively, filed with the Securities and Exchange Commission, and as disclosed after the Agreement Date from time to time pursuant to Section 6.6(b).

(m) ERISA. Each Plan is in substantial compliance with the applicable provisions of ERISA and the Code except to the extent non-compliance would not individually or in the aggregate have a Materially Adverse Effect, and neither the Borrower nor any of its ERISA Affiliates incurred any accumulated funding deficiency with respect to any Plan within the meaning of Section 302 of ERISA or Section 412 of the Code. Neither the Borrower nor any of its ERISA Affiliates has incurred any material liability to the PBGC in connection with any Plan. The Borrower and each of its ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan to which such standards apply. No Reportable Event has occurred and is continuing with respect to any Plan. No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a Prohibited Transaction which would subject such Plan or any other Plan of the Borrower or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code. Except as provided in Schedule 4.1(m), neither the Borrower nor any of its ERISA Affiliates is a participant in or is obligated to make any payment to a Multiemployer Plan. As of the Agreement Date, using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not, individually or in the aggregate, have a Materially Adverse Effect.

(n) Compliance with Law; Absence of Default. Each of the Borrower and its Domestic Subsidiaries is in material compliance with (i) all Applicable Laws, except where such compliance is being contested in good faith through appropriate proceedings, and except where such failure to comply (other than with respect to the Fair Labor Standards Act of 1938, as amended) does not have, or could not reasonably be expected to have, a Materially Adverse Effect, and (ii) all of the provisions of its certificate or articles of incorporation or formation, by-laws or other governing documents. The Borrower has adopted and continues to follow a compliance program satisfactory to assure the accuracy of the statement contained in the foregoing sentence. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, an Event of Default.

(o) Accuracy and Completeness of Information. None of the written information, reports, other papers and data in final form relating to the Borrower or any of its Domestic Subsidiaries furnished by or at the direction of the Borrower to the Lender Group in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made. No fact is currently known to the Borrower or any of its Domestic Subsidiaries which has, or could reasonably be expected to have, a Materially Adverse Effect. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower’s good faith assessment of the future of its business at the time made. The Borrower had a reasonable basis for such assessment at the time made.

(p) Compliance with Regulations T, U, and X. Neither the Borrower nor any of its Domestic Subsidiaries is engaged principally in, or has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying, and neither the Borrower nor any of its Domestic Subsidiaries owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U, and X of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U, and X. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

(q) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents, (i) the property of the Borrower and its Consolidated Subsidiaries, taken as a whole, at a fair valuation on a going concern basis, will exceed their debt; (ii) the capital of the Borrower and its Consolidated Subsidiaries, taken as a whole, will not be unreasonably small to conduct the business; and (iii) taken as a whole, the Borrower and its Consolidated Subsidiaries will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(r) Environmental Matters. Except as disclosed in Schedule 4.1(r):

(i) Neither the Borrower nor any of its Subsidiaries is subject to any Environmental Liability which could have or cause a Materially Adverse Effect, and neither the Borrower nor any of its Subsidiaries has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the real property owned, leased or operated by the Borrower or any of its Subsidiaries (collectively, the “Aggregate Real Properties”) has been identified on any current or proposed (A) National Priorities List under 40 C.F.R. § 300, (B) CERCLIS list or (C) any list arising from a state statute similar to CERCLA.

(ii) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Aggregate Real Properties or are otherwise present at, on, in or under the Aggregate Real Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in substantial compliance with all applicable Environmental Requirements.

(iii) Each of the Borrower and its Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in substantial compliance with all Environmental Requirements in connection with the operation of the Aggregate Real Properties, and the respective businesses of the Borrower and each of its Subsidiaries.

(s) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended.

(t) OFAC; Anti-Terrorism Laws.

(i) Neither the Borrower nor any of its Subsidiaries is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

(ii) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Domestic T&B Companies are in compliance in all material respects with the PATRIOT Act.

Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made by the Borrower under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Loan or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms of this Agreement and to the extent subsequently inapplicable. All representations and warranties made by the Borrower under this Agreement shall survive, and not be waived by, the execution of this Agreement by the Lender Group and the closing of the transactions described herein.

ARTICLE V

GENERAL COVENANTS

Until the aggregate Revolving Loan Commitments have expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than contingent expenses) payable under this Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, the Borrower covenants and agrees with the Lender Group that:

Section 5.1 Preservation of Existence and Similar Matters. Except as otherwise permitted under Section 7.5, each of the Borrower and its Domestic Subsidiaries will (a) preserve and maintain its existence and remain in good standing in its jurisdiction of incorporation or organization, (b) preserve and maintain its rights, franchises, licenses, and privileges necessary or desirable in the ordinary conduct of its business, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect, and (c) qualify and remain qualified and authorized to do business and in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or authorized or in good standing could not reasonably be expected to have a Materially Adverse Effect.

Section 5.2 Compliance with Applicable Law. Each of the Borrower and its Domestic Subsidiaries will comply with the requirements of all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.

Section 5.3 Maintenance of Properties. Each of the Borrower and its Domestic Subsidiaries will maintain or cause to be maintained in the ordinary course of business in good repair, working order, and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used in its business (whether owned or held under lease).

Section 5.4 Accounting Methods and Financial Records. The Borrower and its Domestic Subsidiaries will maintain a system of accounting established and administered in accordance with GAAP, and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles. The Borrower will maintain a year-end for accounting purposes consisting of a fiscal year ending on December 31st of each year.

Section 5.5 Insurance. The Borrower and each of its Domestic Subsidiaries will maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies having a Best’s Rating of at least “A”, insurance on all of their property in at least such amounts and against at least such risks (including on all its property, public liability and worker’s compensation (but solely with respect to worker’s compensation, only to the extent not self-insured), and business interruption insurance) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.6 Payment of Taxes and Claims. The Borrower will pay and discharge, and shall cause its Domestic Subsidiaries to pay and discharge, all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its property, except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and against which the Borrower or such Domestic Subsidiary has established reserves in accordance with GAAP. The Borrower shall timely file, and cause its Domestic Subsidiaries to timely file, all information returns required by federal, state, or local tax authorities.

Section 5.7 Visits and Inspections. The Borrower will permit representatives of each member of the Lender Group, (x) prior to the occurrence of a Default or Event of Default, with reasonable notice and during normal business hours, and (y) after the occurrence and during the continuance of a Default or Event of Default, at any time and without prior notice, to (a) visit and inspect the properties of the Borrower and its Domestic Subsidiaries, (b) inspect and make extracts from and copies of the books and records of the Borrower and its Domestic Subsidiaries, and (c) discuss with the respective principal officers of the Borrower and its Domestic Subsidiaries the businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and its Domestic Subsidiaries.

Section 5.8 Conduct of Business. The Borrower and its Domestic Subsidiaries shall continue to engage in business of the same general type as now conducted by it or reasonably complementary thereto.

Section 5.9 ERISA. The Borrower shall at all times: make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to the Plans that are subject to such standards; furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each Plan; notify the Administrative Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which the Borrower or any of its ERISA Affiliates believes might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, such additional information concerning any Plan as may be reasonably requested by the Administrative Agent.

Section 5.10 Further Assurances. The Borrower will promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents resulting from any act or failure to act by the Borrower or any employee or officer thereof.

Section 5.11 Indemnity. The Borrower will indemnify and hold harmless each member of the Lender Group and each of its employees, representatives, officers and directors (each such person being called an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through SyndTrak Online or by other comparable electronic means in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 5.11 shall survive termination of this Agreement.

Section 5.12 Environmental Matters. The Borrower will not, and will cause each of its Subsidiaries not to, and will not permit any other Person to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Aggregate Real Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in amounts in the ordinary course of business in compliance with all applicable Environmental Requirements. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Aggregate Real Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority. The Borrower shall defend, indemnify, and save harmless, the Administrative Agent and the Lenders from all loss, costs, damages and expense (including attorneys’ fees and costs and consequential damages) asserted or proven against any member of the Lender Group by any party, as a result of the presence of such substances or any removal or compliance with such Applicable Law. The foregoing indemnification shall survive the termination of this Agreement.

Section 5.13 Formation of Subsidiaries. At the time of the formation of any direct or indirect wholly-owned Subsidiary of the Borrower or the Acquisition of any direct or indirect wholly-owned Subsidiary of the Borrower after the Agreement Date, the Borrower shall confirm, or cause such new Subsidiary to confirm, in writing such Subsidiary’s agreement with the terms of the Negative Pledge Agreement.

ARTICLE VI

INFORMATION COVENANTS

Until the aggregate Revolving Loan Commitments have expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than contingent expenses) payable under this Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, the Borrower covenants and agrees with the Lender Group that:

Section 6.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three (3) fiscal quarters in each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent the balance sheet of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as at the end of such fiscal quarter, and the statement of income and related statement of cash flows for such fiscal quarter which statement of income and related statement of cash flows shall set forth in comparative form such figures as at the end of such quarter and for such quarter during the previous fiscal year, all of which shall be on a consolidated basis with the Consolidated Subsidiaries and shall be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower and its Consolidated Subsidiaries, as at the end of such period and the results of operations for such period, subject only to normal adjustments.

Section 6.2 Annual Financial Statements and Information; Certificate of No Default. Within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent the audited balance sheet of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as at the end of such year and the related audited statements of income and related audited statements of cash flows for such year, all of which shall be on a consolidated basis with the Consolidated Subsidiaries, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, all certified by the Certified Public Accountants, with such certification to be free of exceptions or qualifications which are not acceptable to the Majority Lenders.

Section 6.3 Compliance Certificates. At the time the financial statements are furnished pursuant to Section 6.1 and Section 6.2, the Borrower shall deliver a Compliance Certificate to the Administrative Agent:

(a) Setting forth as at the end of such quarter or year, as the case may be, (i) the arithmetical calculations required to establish whether or not the Borrower was in compliance with the requirements of the Financial Covenants being tested as at the end of such quarter or year, as applicable, and (ii) the calculation of Consolidated Net Worth as at the end of such quarter or year, as applicable;

(b) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarter or year or as of such date, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing; and

(c) With respect to each fiscal quarter end, setting forth a report of the mark-to-market interest rate with respect to (i) derivative transactions (including any obligations arising in respect of any interest rate or currency hedge or similar agreements) determined in accordance with GAAP, and (ii) any of the Investments of the Borrower described in clause (e) of the definition of “Cash Equivalents” determined in accordance with GAAP.

Section 6.4 Access to Accountants. The Borrower authorizes the Administrative Agent to communicate directly with its independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any arrangement letter with respect to its business, financial condition and other affairs, provided in any such case that the Borrower shall be given notice at least two (2) Business Days prior to such meeting and the opportunity to be present at any meeting between the Administrative Agent and its independent public accountants. On or before the Agreement Date, the Borrower shall deliver to its independent public accountants a letter authorizing them to comply with the provisions of this Section 6.4.

Section 6.5 Additional Reports.

(a) Promptly upon receipt thereof, the Borrower shall deliver to the Administrative Agent a copy of the final management report addressed to the audit committee of the Borrower’s Board of Directors, if any, prepared by the Borrower’s independent public accountants in connection with the annual audit referred to in Section 6.2.

(b) As soon as available and in no event later than forty-five (45) days after the end of each fiscal year, the Borrower shall deliver to the Administrative Agent the preliminary annual budget for the Borrower and its Consolidated Subsidiaries (including income statements, balance sheets and cash flow statements) for the current fiscal year on a quarterly basis, and as soon as available and in no event later than ninety (90) days after the end of each fiscal year, the final annual budget and forecast for the Borrower and its Consolidated Subsidiaries approved by the board of directors of the Borrower.

(c) To the extent not covered elsewhere in this Article VI, promptly after the sending thereof, the Borrower shall deliver to the Administrative Agent and the Lenders copies of all material reports and other information which any Domestic T&B Company sends to any holder in respect of its Funded Debt (including in respect of the Senior Notes) or its securities (excluding any employee benefit plans) or which any Domestic T&B Company files with the Securities and Exchange Commission or any national securities exchange; provided, however, that, with respect to filings with the Securities and Exchange Commission, copies of such filings shall be deemed to have been provided to the Lenders at such time as copies of such filings shall become publicly available on EDGAR; provided further, however, that in the event that any material filing is made by the Borrower with the Securities and Exchange Commission (other than the filing of quarterly and annual reports on Forms 10-Q and 10-K, respectively), or if the Borrower does not file its required quarterly and annual reports with the Securities and Exchange Commission on or before the originally scheduled deadline therefor, the Borrower shall deliver prompt notice of such filing to the Administrative Agent.

(d) From time to time and promptly upon each request the Borrower shall deliver to the Administrative Agent, on behalf of the Lender Group, such additional information regarding the financial position of the Borrower and its Domestic Subsidiaries as the Administrative Agent, at the request of any member of the Lender Group, may reasonably request.

Section 6.6 Notice of Litigation and Other Matters.

(a) Promptly after the Borrower obtaining knowledge of the announcement thereof, the Borrower shall provide written notice to the Administrative Agent of any announcement by Moody’s, Fitch or S&P of any change in a Debt Rating.

(b) Promptly (but in any event within three (3) Business Days) after the Borrower obtaining knowledge of (i) the commencement of any litigation affecting the Borrower or any of its Subsidiaries or any of their respective assets, whether or not the claim is considered by the Borrower to be covered by insurance, and (ii) the institution of any administrative proceeding, the Borrower shall provide written notice to the Administrative Agent thereof to the extent such litigation or proceeding, if decided adversely, could reasonably be expected to have a Materially Adverse Effect.

(c) Promptly after the rendition of (i) any judgment in an amount exceeding $10,000,000 or (ii) judgments in the aggregate which exceed $20,000,000, or (iii) any judgment involving federal or state taxes, the Borrower shall notify the Administrative Agent thereof.

(d) Promptly upon the Borrower’s receipt of notice of any material adverse change with respect to the business, assets, liabilities, financial position, prospects, or results of operations of the Borrower and its Subsidiaries, other than changes in the ordinary course of business which have not had and are not likely to have a Materially Adverse Effect, the Borrower shall notify the Administrative Agent of the occurrence thereof.

(e) Promptly (but in any event within five (5) Business Days) following any Default or Event of Default, the Borrower shall notify the Administrative Agent of such occurrence giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

(f) Promptly following the Borrower’s receipt of notice thereof, the Borrower shall notify the Administrative Agent of any default by the Borrower or any of its Subsidiaries under any Material Financing Agreement. Prior to the execution of any amendment to any Material Financing Agreement, the Borrower shall send to the Administrative Agent a copy of the proposed amendment, and promptly upon execution thereof, the Borrower shall send to the Administrative Agent a copy of the executed amendment.

(g) Promptly (but in any event within three (3) Business Days) following the occurrence of any Reportable Event or a Prohibited Transaction with respect to any Plan or the institution or threatened institution by the PBGC of proceedings under ERISA to terminate or to partially terminate any such Plan or the commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business and claims that would not individually or in the aggregate have a Materially Adverse Effect), or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Plan that is subject to Section 302 of ERISA or Section 412 of the Code, the Borrower shall notify the Administrative Agent of the occurrence thereof.

(h) Promptly after the Borrower obtaining knowledge after the Agreement Date of any material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, or Environmental Releases at, on, in, under or in any way affecting the Aggregate Real Properties, or any adjacent properties, or of any facts, events, or conditions that could lead to any of the foregoing, the Borrower shall notify the Administrative Agent thereof.

ARTICLE VII

NEGATIVE COVENANTS

Until the aggregate Revolving Loan Commitments have expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than contingent expenses) payable under this Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, the Borrower covenants and agrees with the Lender Group that:

Section 7.1 Indebtedness. No Domestic T&B Company will create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) Trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;

(c) Indebtedness existing on the Agreement Date under the Indentures in respect of the Senior Notes;

(d) Indebtedness owing from one Domestic T&B Company to another Domestic T&B Company;

(e) Other Indebtedness of the Domestic T&B Companies so long as, prior to and after giving effect thereto, the Domestic T&B Companies are otherwise in compliance with the terms of this Agreement; provided, however, notwithstanding the foregoing, the sum of (i) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on the assets of the Borrower and its Subsidiaries, plus (ii) the aggregate principal amount of all unsecured Indebtedness of the Domestic Subsidiaries (other than any Indebtedness permitted under Section 7.1(f)) shall not at any time exceed twenty percent (20%) of Consolidated Net Worth; and

(f) Unsecured Indebtedness of any Person at the time such Person becomes a Domestic Subsidiary of the Borrower or at the time such Person is merged or consolidated with or into the Borrower or one of its Domestic Subsidiaries, as applicable, and in any such case only to the extent that such Indebtedness was not created in contemplation of such event and so long as, prior to and after giving effect to such event, the Domestic T&B Companies are otherwise in compliance with the terms of this Agreement.

Section 7.2 Liens. No Domestic T&B Company will, and no Domestic T&B Company will permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal (including any property constituting Equity Interests), now owned or hereafter acquired, except for Permitted Liens.

Section 7.3 Restricted Payments.

(a) Neither the Borrower nor any Domestic T&B Company shall, directly or indirectly, declare or pay any Dividends upon or otherwise in respect of any of its Equity Interests, or make any cash payment on account of the purchase, redemption, or other acquisition or retirement of any Equity Interests of the Borrower or such Domestic T&B Company, except that (i) the Borrower and any Domestic T&B Company may make Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; (ii) each Subsidiary of the Borrower may declare and make cash Dividend payments to the Borrower or to another Subsidiary of the Borrower, in each case to the extent not prohibited under applicable law; and (iii) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make cash Dividends to, or repurchase shares of common stock from, its shareholders.

(b) Neither the Borrower nor any Domestic T&B Company shall, directly or indirectly, make any payment, prior to the scheduled maturity thereof, on account of any Funded Debt of any Domestic T&B Company, except that, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may purchase, redeem, or otherwise acquire or retire all or any portion of the Senior Notes from the holders thereof.

Section 7.4 Affiliate Transactions. No Domestic T&B Company shall enter into or be a party to any agreement or transaction with any Affiliate except (a) as described on Schedule 7.4, (b) relating to compensation and benefits plans for officers and directors of the Domestic T&B Companies, (c) pursuant to the Borrower’s transfer pricing policy substantially as in effect as of the Agreement Date subject to normal and customary price adjustments, (d) Investments permitted under Section 7.5, or (e) in the ordinary course of and pursuant to the reasonable requirements of the applicable Domestic T&B Company’s business and upon fair and reasonable terms that are no less favorable to such Domestic T&B Company than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Domestic T&B Company. All obligations (consisting of Indebtedness or otherwise) owed by any Affiliate to any Domestic T&B Company shall be subordinated in full to the payment of the Obligations.

Section 7.5 Fundamental Changes; Disposition or Acquisition of Assets; Investments. No Domestic T&B Company shall at any time:

(a) Enter into any merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that (i) any Subsidiary of the Borrower may liquidate or dissolve itself in accordance with Applicable Law, and (ii) any Subsidiary of the Borrower may merge into any Domestic T&B Company so long as the Domestic T&B Company is the surviving entity after such merger, and (iii) any Subsidiary of the Borrower may merge into any other Person in connection with the consummation of a Permitted Disposition;

(b) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, to any other Person (other than any other Domestic T&B Company) any assets, property or business, except for Permitted Dispositions; and

(c) Make any Acquisitions or Investments or become a partner or joint venturer with any third party, except that (i) any Domestic T&B Company may purchase or otherwise acquire and own Cash Equivalents, (ii) any Domestic T&B Company may hold the Investments in existence on the Agreement Date and, so long as no Default or Event of Default shall have occurred and be continuing, may make additional Investments after the Agreement Date, (iii) the Borrower may hold the Equity Interests of its Subsidiaries in existence as of the Agreement Date and its Subsidiaries created after the Agreement Date, and (iv) any Domestic T&B Company may make Permitted Acquisitions.

Section 7.6 ERISA Liability. Neither the Borrower nor of its any ERISA Affiliates shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any Plan would be less than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower shall make (or cause to be made) the contribution required under Section 302 of ERISA or Section 412 of the Code (based on the Borrower’s current actuarial assumptions). Except as provided in Schedule 4.1(m), neither the Borrower nor any ERISA Affiliate shall become a participant in any Multiemployer Plan.

Section 7.7 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.00 to 1.00.

(b) Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Quarters Ending:	Ratio:
Agreement Date through December 31, 2008	4.00 to 1.00
March 31, 2009 and thereafter	3.75 to 1.00

Section 7.8 Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of the Borrower or the Lender Group, or any of them, of (i) its articles or certificate of incorporation or formation, by-laws or other governing documents, or (ii) the Indentures or any of the Senior Notes, except amendments, waivers and modifications approved by the Administrative Agent, or (b) enter into any amendment or modification to any Material Financing Agreement of a material nature.

Section 7.9 Negative Pledge. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any agreement with any Person that prohibits or restricts or limits the ability of the Borrower or any of its Subsidiaries to repay the Obligations, or to create, incur, pledge, or suffer to exist any Lien (other than any Permitted Lien) upon any of its respective assets, or restricts the ability of any Subsidiary of the Borrower to pay Dividends to the Borrower.

ARTICLE VIII

DEFAULT

Section 8.1 Events of Default. Each of the following events shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a) Any representation or warranty made under this Agreement or in any other Loan Document shall prove incorrect or misleading in any material respect when made or deemed to have been made;

(b) (i) Any principal of any Loan or any Reimbursement Obligation shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of any interest hereunder, or any fees payable hereunder or under the other Loan Documents, or any other Obligations, shall not be received within five (5) Business Days after the date such payment is due;

(c) (i) The Borrower shall default in the performance or observance of any agreement or covenant contained in Section 2.12 (Use of Proceeds), Section 5.1 (Preservation of Existence), Section 5.5 (Insurance), Section 5.7 (Visits and Inspections), Section 7.1 (Indebtedness), Section 7.2 (Liens), Section 7.3 (Restricted Payments), Section 7.5 (Fundamental Changes; Disposition or Acquisition of Assets; Investments), Section 7.7 (Financial Covenants), or Section 7.9 (Negative Pledge), or (ii) the Borrower shall default in the performance or observance of any agreement or covenant contained in Article VI within ten (10) days of such default;

(d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that the Borrower knew or reasonably should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to the Borrower;

(e) There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1), which shall not be cured within the applicable cure period, if any, provided for therein, or, if there is no applicable cure period set forth therein, within the earlier of (i) a period of thirty (30) days from the date that the Borrower knew or reasonably should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to the Borrower;

(f) There shall occur any Change of Control;

(g) (i) There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or (ii) an involuntary petition shall be filed against the Borrower or any of its Subsidiaries and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(h) The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or such Subsidiary or of any substantial part of its properties, or the Borrower or any of its Subsidiaries shall fail generally to pay their respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action;

(i) A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or co-payments not to exceed $20,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against the Borrower or any of its Subsidiaries for the payment of money which exceeds $20,000,000 or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries pursuant to a final judgment which, together with all other such property of the Borrower or any of its Subsidiaries subject to other such process, exceeds in value $20,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(j) There shall be at any time any “accumulated funding deficiency,” as defined in Section 302 of ERISA or in Section 412 of the Code, with respect to any Plan subject to such Sections; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan; or the Borrower or any of its ERISA Affiliates shall incur any liability to the PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its ERISA Affiliates shall engage in a Prohibited Transaction which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code; or except as provided in Schedule 4.1(m), the Borrower or any of its ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan;

(k) There shall occur (i) any payment default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Funded Debt of the Borrower or any of its Subsidiaries in an aggregate principal amount of $8,000,000 or more, or (ii) any event or condition which results in the acceleration of the maturity of Funded Debt outstanding of the Borrower or any of its Subsidiaries in an aggregate principal amount of $8,000,000 or more (including any required mandatory prepayment or “put” of such Funded Debt to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Funded Debt or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including any required mandatory prepayment or “put” of such Funded Debt to the Borrower or any Subsidiary);

(l) All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by the Borrower or any Affiliate thereof, or by any governmental authority having jurisdiction over the Borrower or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any Affiliate of the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document; or

(m) There shall have occurred an event that could reasonably be expected to have a Materially Adverse Effect on the legality, validity or enforceability of any of the Loan Documents.

Section 8.2 Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the other Loan Documents:

(a) With the exception of an Event of Default specified in Section 8.1(g) or Section 8.1(h), the Administrative Agent, at the direction of the Majority Lenders, shall (i) terminate each Revolving Loan Commitment and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(g) or Section 8.1(h), such principal, interest, and other Obligations shall thereupon and concurrently therewith become due and payable, and each Revolving Loan Commitment and the Letter of Credit Commitment shall forthwith terminate, all without any action by the Lender Group, or any of them, or the Majority Lenders and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) Upon the occurrence of any Event of Default, the Administrative Agent may proceed to protect, exercise and enforce against the Borrower the rights and remedies of the Lender Group and such other rights and remedies as are provided by or under Applicable Law or in equity.

(d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent, for the benefit of the Issuing Bank, an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations, or provide one or more Backup Letters of Credit in respect of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Domestic T&B Company shall have rights as a third party beneficiary of any of such provisions.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.12 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swing Bank, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 5.11 and Section 10.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata in accordance with their respective Revolving Commitment Ratios from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants, and counsel), or disbursements of any kind or nature (whether or not the Administrative Agent is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final non-appealable order of a court of competent jurisdiction. The provisions of this Section 9.7 shall survive the termination of this Agreement.

Section 9.8 Non-Reliance On Administrative Agent and Other Lenders. Each Lender, the Swing Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.9 No Other Duties, etc. Anything herein to the contrary notwithstanding, the co-syndication agents, documentation agents, arrangers and bookrunners listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, the Swing Bank, a Lender or the Issuing Bank hereunder.

Section 9.10 Issuing Lender and Swing Bank. The provisions of this Article IX (other than Section 9.2) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	If to the Borrower, at:

Thomas & Betts Corporation 8155 T&B Boulevard Memphis, Tennessee 38125 Attn: Vice President-Treasurer Facsimile No.: (901) 252-1325 with a copy to:
(ii)	Thomas & Betts Corporation 8155 T&B Boulevard Memphis, Tennessee 38125 Attn: Vice President-General Counsel Facsimile No.: (901) 252-1372 If to the Administrative Agent, to it at:

Wachovia Bank, National Association
301 South College Street
One Wachovia Center, TW-15
Charlotte, North Carolina 28288-NC5562
Attn: David K. Hall, PvPM/Agency Management
Telephone No.: (704) 383-3727
Facsimile No.: (704) 383-1625

and, in the case of notices under Article II, with a copy to:

Wachovia Bank, National Association
Mail Code: NC0680
1525 West W.T.Harris Blvd – 3A2
Charlotte, North Carolina 28262
Attn: Richard Wright, Syndication Agency Services
Telephone No.: (704) 590-2785
Facsimile No.: (704) 590-2790

(iii)	If to the Issuing Bank, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

(iv)	If to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swing Bank and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Bank or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2 Expenses. The Borrower agrees to promptly pay or reimburse:

(a) All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including the fees and disbursements of counsel for the Administrative Agent;

(b) All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the administration of the transactions contemplated in this Agreement or any of the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or any of the other Loan Documents, including: (i) all reasonable fees, expenses and disbursements of any law firm or special counsel engaged by the Administrative Agent; (ii) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches on the property and assets of the Borrower and its Subsidiaries; (iv) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (v) costs of appraisals, inspections, and verifications of the properties and assets of the Borrower and its Subsidiaries and other due diligence, including travel, lodging, and meals for inspections of operations of the Borrower and its Subsidiaries by the Administrative Agent; and (vi) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment;

(c) All out-of-pocket costs and expenses of each member of the Lender Group in connection with the enforcement or protection of its rights and any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include fees and out-of-pocket expenses of special counsel for each member of the Lender Group and the fees and out-of-pocket expenses of any experts or consultants of the Administrative Agent;

(d) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, any member of the Lender Group as a result of conduct of the Borrower or any of its Subsidiaries that violates a sanction enforced by OFAC; and

(e) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Loan Documents or the Obligations or from the execution, delivery or enforcement of this Agreement or any other Loan Document, excluding income taxes of the Administrative Agent and each Lender.

Section 10.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and under the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Issuing Bank, the Majority Lenders or the Lenders in exercising any right shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 10.4 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Domestic T&B Company against any and all of the obligations of the Borrower or such Domestic T&B Company now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Swing Bank or the Issuing Bank, irrespective of whether or not such Lender, the Swing Bank or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Domestic T&B Company may be contingent or unmatured or are owed to a branch or office of such Lender, the Swing Bank or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank, the Swing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Issuing Bank, the Swing Bank or their respective Affiliates may have. Each Lender, the Swing Bank and the Issuing Bank agree to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.5 Assignment.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Loan Commitment assigned; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article X and Section 2.8(b), Section 2.9 and Section 5.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Swing Bank and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 and Article X to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(b) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.8(b) and Section 11.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile or electronic mail transmission shall be deemed an original signature hereto.

Section 10.7 Governing Law. This Agreement and the Loan Documents (except to the extent otherwise provided therein) shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 10.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 10.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other Loan Documents embody the entire Agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof. The Borrower represents and warrants to the Administrative Agent and each of the Lenders that it has read the provisions of this Section 10.11 and discussed the provisions of this Section 10.11 and the rest of this Agreement with counsel for the Borrower, and the Borrower acknowledges and agrees that the Administrative Agent and each of the Lenders are expressly relying upon such representations and warranties of the Borrower (as well as the other representations and warranties of the Borrower set forth in Section 4.1) in entering into this Agreement.

Section 10.12 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by (or in the case of Loan Documents executed by the Administrative Agent, signed by the Administrative Agent and approved by) the Majority Lenders and, in the case of an amendment, also by the Borrower, except that (i) the consent of the Administrative Agent and each of the Lenders affected thereby shall be required for (A) any release of all or substantially all of the guarantors of the Obligations, (B) any extensions of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or any reduction in the rate of interest or fees due to the Lenders hereunder, (C) any amendment of this Section 10.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, and (D) any amendment increasing the Revolving Loan Commitment of any such Lender (it being understood and agreed that a waiver of any Default or Event of Default or a modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 10.12) shall not constitute a change in the terms of the Revolving Loan Commitment of any Lender); (ii) the consent of the Administrative Agent, the Majority Lenders and the Borrower shall be required for any amendment to Article IX; (iii) the consent of the Issuing Bank, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.14; and (iv) the consent of the Swing Bank, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.1(c) or Section 2.2(f); provided, however, Schedule 2 hereto (Revolving Loan Commitment) may be amended from time to time by the Administrative Agent alone to reflect assignments of the Revolving Loan Commitment in accordance herewith.

(b) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Revolving Loan Commitment, Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid facility fees and letter of credit fees owing to such Lender, which right may be exercised by the Administrative Agent if requested by the Borrower and if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Assumption and other agreements and documentation necessary to effectuate such assignment; provided, however, that any such right to purchase shall expire on the ninetieth (90th) day following the date of the proposed waiver, amendment or consent which was not approved by such Lender. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 10.5(b).

(c) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 10.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent, the Issuing Bank and each Lender to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 10.15 Disclosure. The Borrower agrees and consents to the Administrative Agent’s and any of its Affiliate’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications. The Administrative Agent shall obtain the prior written approval of the Borrower with respect to the issuance of any press releases regarding the making of the Loans to the Borrower pursuant to the terms of this Agreement.

Section 10.16 Confidentiality. Each of the Administrative Agent, the Lenders, the Swing Bank and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.18 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

ARTICLE XI

YIELD PROTECTION

Section 11.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Basis) or the Issuing Bank; or

(ii) impose on any Lender, or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advance made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 11.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 11.1 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 11.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 11.2 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 11.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.1 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 11.1, or if any Lender defaults in its obligation to fund any Advances hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in the Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 11.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE XII

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, OR SUCH OTHER PERSON AS THE BORROWER SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF THE BORROWER AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF THE BORROWER SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS AT THE ADDRESS AND IN THE MANNER SET FORTH ABOVE IN Section 10.1. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR HIS OR HER SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF THE BORROWER TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE BORROWER SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES THE BORROWER WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF THE BORROWER WITH RESPECT TO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 12.2 Consent to Venue. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.3 Waiver of Jury Trial. THE BORROWER AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH THE BORROWER, ANY MEMBER OF THE LENDER GROUP, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE XII.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

THOMAS & BETTS CORPORATION, a Tennessee corporation

By:	/s/ Joseph F. Warren, Jr.

Name: Title:	Joseph F. Warren, Jr. Treasurer

ADMINISTRATIVE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ David K. Hall

Name: Title:	David K. Hall Director

ISSUING BANK AND SWING BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ David K. Hall

Name: Title:	David K. Hall Director

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ David K. Hall

Name: Title:	David K. Hall Director

BANK OF AMERICA, N.A.

By:	/s/ W. Thomas Barnett

Name: Title:	W. Thomas Barnett Senior Vice President

REGIONS BANK

By:	/s/ Bryan W. Ford

Name: Title:	Bryan W. Ford Senior Vice President

SUNTRUST BANK

By:	/s/ Kap Yarbrough

Name: Title:	Kap Yarbrough Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NY BRANCH

By:	/s/ Kenneth K. Egusa

Name: Title:	Kenneth K. Egusa Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert P. Carswell

Name: Title:	Robert P. Carswell Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Karl Studer

Name: Title:	Karl Studer Director
By:	/s/ Alain Schmid

Name: Title:	Alain Schmid Assistant Vice President

FIFTH THIRD BANK

By:	/s/ John K. Pesce

Name: Title:	John K. Pesce Vice President

KBC BANK N.V.

By:	/s/ William Cavanaugh

Name: Title:	William Cavanaugh Vice President
By:	/s/ Thomas G. Jackson

Name: Title:	Thomas G. Jackson First Vice President

THE NORTHERN TRUST COMPANY

By:	/s/ Thomas Hasenauer

Name: Title:	Thomas Hasenauer Vice President

CIBC, INC.

By:	/s/ Dominic J. Sorresso

Name: Title:	Dominic J. Sorresso Executive Director

NATIONAL CITY BANK

By:	/s/ Thomas W. Powell, Jr.

Name: Title:	Thomas W. Powell, Jr. Senior Vice President

COMERICA BANK

By:	/s/ Heather A. Whiting

Name: Title:	Heather A. Whiting Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Lee Lieberman

Name: Title:	Lee Lieberman Assistant Vice President

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

Dated _____________, 20__

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Thomas & Betts Corporation, a Tennessee corporation, as borrower (the “Borrower”), the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

     (the “Assignor”) and            (the “Assignee”) agree as follows:

1. As set forth on Annex 1 attached hereto, the Assignor hereby sells and assigns to the Assignee without recourse, and the Assignee hereby purchases and assumes from the Assignor, (a) a      % interest in and to all of the Assignor’s rights and obligations with respect to its Revolving Loan Commitment and Revolving Loans under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, a      % interest (which on the Effective Date hereof is $[     ]) in the Assignor’s Revolving Loan Commitment) and (b) a      % interest (which on the Effective Date hereof is $[     ]) in the Revolving Loans (which on the Effective Date hereof are $[     ]) owing to the Assignor and in the Revolving Notes, if any, held by the Assignor.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than (A) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (B) that such interest is free and clear of any adverse claim and (C) that, as of the Effective Date, (I) its Revolving Loan Commitment (without giving effect to this assignment or other assignments thereof which have not yet become effective) is $[     ], and (II) the aggregate outstanding principal amount owing to it of Revolving Loans is $[     ] (without giving effect to assignments thereof which have not yet become effective); (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Domestic T&B Company or the performance or observance by the Borrower or any other Domestic T&B Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) attaches any Revolving Loan Notes referred to in paragraph 1 above [and requests that the Administrative Agent exchange such Revolving Loan Notes for new Revolving Loan Notes or issue as follows, each payable to the order of the Assignee:      ].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1(j) thereof (or any more recent financial statements of the Borrower delivered pursuant to Section 6.1 or 6.2) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a bank or financial institution; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof and (vii) represents and warrants that the execution, delivery and performance of this Assignment and Assumption are within its corporate powers and have been duly authorized by all necessary corporate action.

4. The Effective Date for this Assignment and Assumption shall be,      , 20     (the “Effective Date”).

Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent [for execution and acceptance by the Administrative Agent [and the Borrower]*.

5. Upon such delivery [and such execution and acceptance by the Administrative Agent [and the Borrower]* [from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent rights and obligations have been transferred to it by this Assignment and Assumption, shall have the rights and obligations of a Lender thereunder and (ii)]** the Assignor shall, to the extent its rights and obligations have been transferred to the Assignee by this Assignment and Assumption, relinquish its rights (other than under Article X and Section 2.8(b), Section 2.9 and Section 5.11 of the Credit Agreement) and shall be released from its obligations under the Credit Agreement.

6. Upon such execution and acceptance by the Administrative Agent [and the Borrower,]* from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to such acceptance by the Administrative Agent directly between themselves.

7. The obligations of the Assignor and the Assignee shall be subject to compliance with the provisions of Section 10.5 of the Credit Agreement.

8. This Assignment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall constitute but one and the same agreement. Delivery of a counterpart hereof by facsimile or electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

9. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of this page intentionally left blank.]

* [Delete bracketed language for Borrower if an Event of Default is existing or if Assignee is a Lender, Affiliate of a Lender or an Approved Fund prior to Effective Date; if deleted, the Administrative Agent to provide copies of such assignments to the Borrower, provided the Administrative Agent’s failure to provide such copies shall not give rise to any liability on the part of the Administrative Agent or otherwise affect the validity or effectiveness of this Assignment and Assumption.]

** [Delete bracketed language if the Assignee is a Lender prior to the Effective Date.]

This Assignment and Assumption is executed as of the date first set forth above.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as

Administrative Agent

By:
Name:
Title:

[THOMAS & BETTS CORPORATION, as Borrower

By:
Name:
Title:     ]*

• [Delete bracketed signature block if a Default or Event of Default has occurred and is continuing or if the Assignee is a Lender, Affiliate of a Lender or an Approved Fund prior to Effective Date.]

Annex 1

1.	Assignor:	—
2.	Assignee:	—
3.	Borrower:	Thomas & Betts Corporation, a Tennessee corporation

4. Administrative

Agent: Wachovia Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Second Amended and Restated Credit Agreement dated as of October 16, 2007 among Borrower, the financial institutions party thereto as Lenders, and Administrative Agent, as Administrative Agent, Swing Bank and Issuing Bank.

6. Assigned Interest:

a.	Aggregate Amount of Revolving Loan Commitment/

Revolving Loans for all Lenders $

b.	Amount of Revolving Loan Commitment/

Revolving Loans Assigned $

c.	Percentage Assigned of Revolving Loan Commitment/

	Revolving Loans		_________	%
7.	Trade Date:	__________, 20___

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Thomas & Betts Corporation, a Tennessee corporation, as borrower (the “Borrower”), the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and an Issuing Bank. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 6.3 of the Credit Agreement,      , the duly authorized      and an Authorized Signatory of the Borrower, hereby certifies to the Administrative Agent, on behalf of the Lender Group, that (i) the information contained in Annex A, the Worksheet for Compliance Certificate, attached hereto and made a part hereof is true, accurate and complete in all material respects as of      , and sets forth the arithmetical calculations required to establish the Borrower’s compliance with the requirements of the Financial Covenants, (ii) the information contained in Annex B attached hereto and made a part hereof regarding the mark-to-market interest rate with respect to derivative transactions (including without limitation, any obligations arising in respect of any interest rate or currency hedge or similar agreements) determined in accordance with GAAP for the fiscal quarter ended as of      is true, accurate, and complete in all material respects, (iii) to the best of my knowledge, no Default or Event of Default has occurred or is continuing on and as of the date hereof and (iv) the information contained in Annex C attached hereto and made a part hereof regarding the mark-to-market interest rate with respect to any of the Investments of the Borrower described in clause (e) of the definition of “Cash Equivalents,” determined in accordance with GAAP for the fiscal quarter ended as of      is true, accurate, and complete in all material respects.

THOMAS & BETTS CORPORATION

By:
Name:
Title:

Annex A

Worksheet for Compliance Certificate

Section 7.7(a) — Consolidated Interest Coverage Ratio Calculation

1. EBITDA of the Borrower and its Consolidated

Subsidiaries (for the immediately preceding 12 month period)	$

2. Interest Expense of Borrower and its Consolidated

	Subsidiaries in respect of Funded Debt (for the immediately preceding 12 month period)	$
3.	Recurring fees in respect of Funded Debt paid, accrued or capitalized by Borrower and its Consolidated Subsidiaries (for the immediately preceding 12 month period)	$
4.	Consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries (for the immediately preceding 12 month period) (Sum of Item 2 and Item 3)	$

5. Consolidated Interest Coverage Ratio

(Ratio of Item 1 and Item 4)      :1.00

Section 7.7(b) — Leverage Ratio Calculation

1. Funded Debt of the Borrower and its

Consolidated Subsidiaries as of      $

2. EBITDA of the Borrower and its Consolidated

	Subsidiaries (for the immediately preceding 12 month period)	$
3.	Leverage Ratio (Ratio of Item 1 and Item 2)	:1.00

[Calculations continue on the following page]

Section 6.3(a) – Consolidated Net Worth Calculation

1. Common stock of the Borrower and its

	Consolidated Subsidiaries as of	$
2.	Additional paid in capital of the Borrower and its Consolidated Subsidiaries as of	$
3.	Retained earnings of the Borrower and its Consolidated Subsidiaries as of	$
4.	Consolidated Net Worth (Sum of Items 1-3)	$

Annex B

Derivative Transaction Interest Rates

(see attached)

Annex C

Investment Interest Rates

(see attached)
EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

Thomas & Betts Corporation, a Tennessee corporation (the “Borrower”), does hereby certify, pursuant to the provisions of that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank, that, with respect to the existing outstanding [Base Rate / Eurodollar] Advance of the Revolving Loans in the original principal amount of $     ,

(a) that such Advance shall be converted or continued as follows:

(i)	$ of such amount shall be converted to a Base Rate Advance, effective , [DATE];

(ii)	$ of such amount shall be [converted to / continued as] a Eurodollar Advance with a Eurodollar Advance Period of [one / two / three] months, effective , [DATE]; and

[(iii) $ of such amount shall be repaid on , [DATE]; and]

(b)	after giving effect to the foregoing, the number of Eurodollar Advances outstanding shall not exceed seven (7).

The foregoing instructions shall be irrevocable. This Notice of Conversion/ Continuation shall be one of the Loan Documents. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

Dated as of the      day of      , 200     .

THOMAS & BETTS CORPORATION,
a Tennessee corporation

By:
Name:
Title:

EXHIBIT D

FORM OF REQUEST FOR ADVANCE

_______________, 20__

Wachovia Bank, National Association,
as Administrative Agent
Mail Code: NC0680
1525 West W.T.Harris Blvd – 3A2
Charlotte, North Carolina 28262
Attn: Richard Wright, Syndication Agency Services
Telephone No.: (704) 590-2785
Facsimile No.: (704) 590-2790

Re: Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Thomas & Betts Corporation, a Tennessee corporation, as borrower (the “Borrower”), the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Request for Advance is delivered to you pursuant to Section 2.2 of the Credit Agreement.

The undersigned Borrower hereby requests a [Eurodollar Advance] [Base Rate Advance] under the Credit Agreement in the aggregate principal amount of $[     ] to be made on [     ], and for interest to accrue thereon at the rate established by the Credit Agreement for [Eurodollar Advances] [Base Rate Advances]. [The duration of the Eurodollar Advance Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months].]

Except as disclosed in writing to the Administrative Agent, all representations and warranties of the Borrower made in Article IV of the Credit Agreement, which pursuant to Section 4.2 thereof, are made at and as of the time of an Advance, are true and correct as of the date hereof, both before and after giving effect to the Advance and to the application of the proceeds of the Advance in connection with which this Request for Advance is given, and all applicable conditions set forth in Section 3.2 of the Credit Agreement have been satisfied.

Except as disclosed in writing to the Administrative Agent, the incumbency of the Authorized Signatories of the Borrower are as stated in the certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 3.1(a) of the Credit Agreement.

No Default or Event of Default exists or will exist on the date of this Advance, and after giving effect to the application of the proceeds of the Advance, in connection with which this Request for Advance is given.

[The remainder of this page intentionally left blank.]

The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer as of the date set forth above.

THOMAS & BETTS CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

TO: Administrative Agent and Wachovia Bank, National Association, as Issuing Bank as described in that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Thomas & Betts Corporation, a Tennessee corporation, as borrower (the “Borrower”), the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank.

Pursuant to Section 2.14 of the Credit Agreement, the undersigned Authorized Signatory of the Borrower hereby requests that the Issuing Bank issue [a] Letter[s] of Credit as follows:

Face Amount	Effective Date	Expiry Date	Standby/Commercial	Letter of Credit Purpose	Beneficiary

The undersigned hereby certifies that the Available Letter of Credit Amount prior to giving effect to any Letter of Credit requested hereby is equal to $[     ].

Except as disclosed in writing to the Administrative Agent, all representations and warranties of the Borrower made in Article IV of the Credit Agreement, which pursuant to Section 4.2 thereof, are made at and as of the time of the initial issuance of any Letter of Credit, are true and correct as of the date hereof, both before and after giving effect to the issuance of the Letter[s] of Credit in connection with this Request for Issuance of Letter of Credit is given. All applicable conditions set forth in Section 3.3 of the Credit Agreement have been satisfied.

Except as disclosed in writing to the Administrative Agent, the incumbency of the Authorized Signatories of the Borrower are as stated in the certificate of incumbency contained in the loan certificate of the Borrower delivered pursuant to Section 3.1(a) of the Credit Agreement

No Default or Event of Default exists or will exist after giving effect to the issuance of the Letter[s] of Credit in connection with which this Request for Issuance of Letter of Credit is given.

[The remainder of this page intentionally left blank.]

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning in this request.

Date:      , 20

THOMAS & BETTS CORPORATION

By:
Name: Treasurer
Title:

EXHIBIT F

FORM OF REVOLVING LOAN NOTE

US $     , 2007

FOR VALUE RECEIVED, the undersigned, THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Borrower”), hereby promises to pay to the order of      (hereinafter, together with its successors and assigns, the “Lender”), at the office of the Administrative Agent (as defined in the Credit Agreement defined below), in immediately available funds, the principal sum of      and      /100s DOLLARS ($     ) of United States funds, or, if less, so much thereof as may from time to time be advanced as Revolving Loans by the Lender to the Borrower hereunder, plus interest as hereinafter provided. Such Revolving Loans may be endorsed from time to time on the grid attached hereto, but the failure to make such notations shall not affect the validity of the Borrower’s obligation to repay unpaid principal and interest hereunder.

This Note is one of the Revolving Loan Notes referred to in that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 among the Borrower, the financial institutions from time to time party thereto as Lenders, and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date, or such earlier date as the Revolving Loans shall be due and payable in full, whether by acceleration or otherwise, pursuant to the Credit Agreement. The Borrower also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement.

The Borrower shall be entitled to borrow, repay and reborrow funds hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount of any Revolving Loan may be made only as provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Revolving Loan Note also shall be due and payable when this Revolving Loan Note shall become due (whether at maturity, by reason of acceleration or otherwise). The Obligations shall bear interest payable at the Default Rate in the manner and at the times provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay, and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

All parties now or hereafter liable with respect to this Revolving Loan Note, whether the Borrower, any guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

No delay or omission on the part of the Lender or any holder hereof in exercising its rights under this Revolving Loan Note, or delay or omission on the part of the Lender, the Administrative Agent, the Lenders or the Majority Lenders, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Lender or any holder hereof, nor shall any waiver by the Lender, the Administrative Agent, the Lenders or the Majority Lenders, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrower hereby promises to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, should this Revolving Loan Note be collected by or through an attorney-at-law or under advice therefrom.

Time is of the essence in this Revolving Loan Note.

This Revolving Loan Note evidences the Lender’s portion of the Revolving Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Revolving Loan Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Revolving Loan Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Revolving Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Revolving Loans.

This Revolving Loan Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, the duly authorized officer of the Borrower as an authorized signatory has executed this Revolving Loan Note under seal as of the day and year first above written.

THOMAS & BETTS CORPORATION, a Tennessee corporation

By:
Name:
Title:

REVOLVING LOANS

DATE	AMOUNT OF REVOLVING LOAN	TYPE OF REVOLVING LOAN	AMOUNT OF PRINCIPAL PAID OR PREPAID	NOTATION MADE

EXHIBIT G

FORM OF LOAN CERTIFICATE

The undersigned,      , [Secretary/Assistant Secretary] of Thomas & Betts Corporation, a Tennessee corporation (the “Borrower”), hereby certifies that [s]he has been duly elected, qualified and is acting in such capacity and that, as such, [s]he is familiar with the facts herein certified and is duly authorized to certify the same, and further, in connection with that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank, hereby certifies to the Administrative Agent, the Issuing Bank and the Lenders that:

1. Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Borrower as in full force and effect on the date hereof as certified by the Secretary of State of the State of Tennessee, the Borrower’s state of organization.

2. Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of the Borrower as in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a complete and correct copy of the resolutions duly adopted by the board of directors or equivalent of the Borrower on December 2, 2003, approving, and authorizing the execution and delivery of, the Credit Agreement and the other Loan Documents to which the Borrower is a party and authorizing the borrowings under the Credit Agreement. Such resolutions have not been repealed or amended and are in full force and effect, and no other resolutions or consents have been adopted by the board of directors or equivalent of the Borrower in connection therewith.

4. Attached hereto as Exhibit D is a true, complete and correct copy of a Certificate of Good Standing for the Borrower from the State of Tennessee and for each other jurisdiction in which the Borrower is qualified or authorized to do business, except to the extent failure to be qualified or authorized to do business, or to be in good standing, could not reasonably be expected to have a Materially Adverse Effect. The Borrower has, to its knowledge, from the date of such certificate remained in good standing under the laws of such state(s).

5. The persons whose names appear below are authorized to execute the Loan Documents on behalf of the Borrower, each of such persons having been duly elected or appointed to the office set forth opposite their name, and set forth opposite their respective names below are their respective genuine signatures.

Name	Title	Signature

Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned has signed this Certificate this 16th day of October, 2007.

By:
Name:
Title:

Exhibits

Exhibit A – Certificate of Incorporation
Exhibit B – By-Laws
Exhibit C – Authorizing Resolutions
Exhibit D – Certificates of Good Standing

NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AGREEMENT (the “Agreement”) made as of the 16th day of October, 2007, by THOMAS & BETTS CORPORATION, a Tennessee corporation (the “Borrower”) on behalf of each of the entities listed as a “Foreign Subsidiary” on Schedule 1 attached hereto and made a part hereof (collectively, the “Foreign Subsidiaries” and each individually, a “Foreign Subsidiary”) and by each of the entities listed as a “Domestic Subsidiary” on the signature pages hereto (collectively, the “Domestic Subsidiaries” and each individually, a “Domestic Subsidiary”) with and in favor of Wachovia Bank, National Association, as administrative agent for the Lender Group (as defined in the Credit Agreement described below) (the “Administrative Agent”).

W I T N E S S E T H
:

WHEREAS, the Borrower, the financial institutions party thereto as lenders (together with any other financial institution which subsequently becomes a lender thereunder, the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent, Swing Bank and Issuing Bank, are parties to that certain Second Amended and Restated Credit Agreement dated as of October 16, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, each Domestic Subsidiary and each Foreign Subsidiary has and will derive direct and indirect benefit from the financing of the Borrower pursuant to the Credit Agreement; and

WHEREAS, it is condition precedent to the execution and delivery of the Credit Agreement and the obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit thereunder that each Domestic Subsidiary and each Foreign Subsidiary (or the Borrower on behalf thereof) shall have executed and delivered this Agreement;

NOW THEREFORE, IN CONSIDERATION of the sum of Ten and No/100 ($10.00) Dollars in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree with the Administrative Agent, for itself and for the ratable benefit of the Lender Group, that capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement, and further agree as follows:

1. Representations.

(a) Each of the Domestic Subsidiaries hereby represents and warrants that (i) it is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) it has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being conducted, (iii) it is duly qualified, in good standing as a foreign corporation or other entity, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, in good standing or authorized could not reasonably be expected to have a Materially Adverse Effect, (iv) this Agreement has been duly executed and delivered by it and is its legal, valid and binding obligation, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (v) its execution, delivery, and performance of this Agreement in accordance with its terms do not and will not (A) violate any Applicable Law, (B) conflict with, result in a breach of, or constitute a default under its certificate of incorporation, by-laws or other organizational documents, or under any indenture, agreement, or other instrument to which it is a party or by which it or any of its properties may be bound, or (C) result in or require the creation or imposition of any Lien upon or with it except Permitted Liens, (vi) it has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except in each case where the failure to obtain, or to maintain in full force and effect, such Necessary Authorization does not have, and could not reasonably be expected to have, a Materially Adverse Effect and it is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery and performance of this Agreement or any of the other Loan Documents in accordance with their respective terms, and (vii) each Domestic Subsidiary is a Domestic Subsidiary as defined in the Credit Agreement.

(b) The Borrower, on behalf of each Foreign Subsidiary, hereby represents and warrants that (i) each such Foreign Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) each such Foreign Subsidiary has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being conducted, (iii) each such Foreign Subsidiary is duly qualified, in good standing as a foreign corporation, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, in good standing or authorized could not reasonably be expected to have a Materially Adverse Effect, (iv) this Agreement is a legal, valid and binding obligation of such Foreign Subsidiary, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (v) the execution, delivery, and performance by each Foreign Subsidiary of this Agreement is in accordance with its terms do not and will not (A) violate any Applicable Law, (B) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of any Foreign Subsidiary or under any indenture, agreement, or other instrument to which any Foreign Subsidiary is a party or by which any Foreign Subsidiary or any of its properties may be bound, or (C) result in or require the creation or imposition of any Lien upon or with any Foreign Subsidiary except Permitted Liens, (vi) each such Foreign Subsidiary has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except in each case where the failure to obtain, or to maintain in full force and effect, such Necessary Authorization does not have, and could not reasonably be expected to have, a Materially Adverse Effect and no Foreign Subsidiary is required to obtain any additional Necessary Authorizations in connection with the execution, delivery and performance of this Agreement or any of the other Loan Documents in accordance with their respective terms, and (vii) each such Foreign Subsidiary is a Foreign Subsidiary as defined in the Credit Agreement.

2. Negative Pledge. Until the Revolving Loan Commitment has expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than any contingent indemnity obligations) payable under the Credit Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, (a) each Domestic Subsidiary covenants and agrees as follows: (i) it shall not, directly or indirectly, enter into any agreement (other than the Loan Documents) that restricts its ability to pay Dividends to the Borrower; and (ii) it will not create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens; and (b) the Borrower, on behalf of each Foreign Subsidiary, hereby represents and warrants that each of the Foreign Subsidiaries covenants and agrees as follows: (i) such Foreign Subsidiary shall not, directly or indirectly, enter into any agreement (other than the Loan Documents) that restricts the ability of such Foreign Subsidiary to pay Dividends to the Borrower; and (ii) such Foreign Subsidiary will not create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

3. WAIVER OF JURY TRIAL. EACH DOMESTIC SUBSIDIARY, THE BORROWER ON BEHALF OF THE FOREIGN SUBSIDIARIES AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY FOREIGN SUBSIDIARY OR ANY DOMESTIC SUBSIDIARY, ANY MEMBER OF THE LENDER GROUP, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE CREDIT AGREEMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 3.

4. Notices. All notices and other communications under this Agreement shall be in writing and shall be effective (i) if given by facsimile, when such telecopy is transmitted and the confirmation is received, (ii) if given by mail, seventy-two (72) hours after deposit in the mail with first class postage prepaid, and (iii) if given by any other means, when delivered, in each case addressed to the party to which such notice is directed at its address determined as in this Section 4 or Section 10.1(a) of the Credit Agreement. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(A) if to any Subsidiary, care of such Subsidiary at the address of the Borrower set forth in Section 10.1(a) of the Credit Agreement; and

(B) if to the Administrative Agent, at its address set forth in Section 10.1(a) of the Credit Agreement;

or to such other address or number as each party designates to the other in the manner herein prescribed.

5. Miscellaneous. This Agreement is a “Loan Document,” as defined in the Credit Agreement. This Agreement shall be construed and interpreted, and the rights and obligations of the parties hereto determined, in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Section 327(b) of the New York Civil Practice Laws and Rules and without reference to the conflict or choice of law principles thereof. Together with the documents referred to herein, this Agreement constitutes the entire agreement among the parties with respect to the matters addressed herein, and may not be modified except in writing signed by the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be binding upon each of the Borrower, the Domestic Subsidiaries, the Foreign Subsidiaries and their successors and assigns, and will inure to the benefit of the Administrative Agent and the Lender Group, and their successors and assigns.

6. Nonrecourse Obligations. Except to the extent of any representation, warranty, covenant or undertaking made specifically by the Domestic Subsidiaries or by the Borrower on behalf of the Foreign Subsidiaries herein, the Domestic Subsidiaries and the Foreign Subsidiaries shall have no personal liability under this Agreement, the Credit Agreement, the Revolving Loan Notes or any other Loan Document, anything to the contrary herein or therein notwithstanding.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands and affixed their seals, by and through their duly authorized representatives, as of the day and year first written above.

BORROWER:

THOMAS & BETTS CORPORATION, a Tennessee corporation, on behalf of its subsidiaries listed on Schedule 1 attached hereto

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Assistant Secretary

DOMESTIC SUBSIDIARIES:

TBSPV, INC., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

THOMAS & BETTS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

JENNINGS TECHNOLOGY COMPANY, LLC, a Delaware limited liability company

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Director

JOSLYN HI-VOLTAGE COMPANY, LLC, a Delaware limited liability company

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Director

THOMAS & BETTS POWER SOLUTIONS, LLC, a Delaware limited liability company

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Director

AUGAT EUROPE, INC., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

THOMAS & BETTS EUROPE, INC., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

THOMAS & BETTS CARIBE, CORP., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

THOMAS & BETTS CARIBE, INC., a Puerto Rico corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

TB ACQUISITION CORP., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

THOMAS & BETTS MEXICO, L.L.C., a Delaware limited liability company

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

DUTCH L.P., INC., a Delaware corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Secretary

FISHER PIERCE CO., a California corporation

By:	/s/ W. David Smith, Jr.

Name: Title:	W. David Smith, Jr. Director

ADMINISTRATIVE AGENT: WACHOVIA

BANK, NATIONAL ASSOCIATION

By:	/s/ David K. Hall

Name: Title:	David K. Hall Director

Schedule 1 – Foreign Subsidiaries

THOMAS & BETTS INTERNATIONAL, INC., a Delaware corporation
THOMAS & BETTS ASIA (SINGAPORE) PTE LTD. BEIJING REPRESENTATIVE
OFFICE
THOMAS & BETTS ASIA (SINGAPORE) PTE LTD. MALAYSIA BRANCH
THOMAS & BETTS ASIA (SINGAPORE) PTE LTD. — KOREA BRANCH
THOMAS & BETTS INTERNATIONAL, INC. (JAPAN BRANCH)
THOMAS & BETTS HOLDINGS (U.K.) LIMITED (DUBAI BRANCH)
THOMAS & BETTS (AUSTRALIASIA) PTY. LTD, an Australia company
THOMAS & BETTS EUROPEAN CENTRE B.V.B.A., a Belgian company
THOMAS & BETTS EURO SERVICES CENTRE B.V.B.A., a Belgian company
THOMAS & BETTS EURO DISTRIBUTION S.A., a Belgian company
THOMAS & BETTS BENELUX B.V.B.A, a Belgian company
RENZOR EUROPE N.V., a Belgian company
THOMAS & BETTS HOLDINGS (U.K.) LIMITED, a British company
THOMAS & BETTS LIMITED, a British company
W.J. FURSE & CO. LIMITED, a British company
ROYCE THOMPSON LIMITED, a British company
THOMAS & BETTS LIMITED, a Canadian company
THOMAS & BETTS INVESTMENTS, LTD., a Canadian company
THOMAS & BETTS (ONTARIO) LTD., a Canadian company
T&B MANUFACTURING, INC., a Canadian company
KAUFEL FRANCE S.A., a French company
KAUFEL S.A., a French company
GROUPE THERMALLIANCE S.A., a French company
GAZ INDUSTRIE S.A., a French company
GAZ ET INDUSTRIE SCP, a French company
ACTI – AIR CHAUD TECHNIQUE INDUSTRIELLE S.A., a French company
FINANCIERE de RHUYS, a French company
DRILLING TECHNICAL SUPPLY, S.A., a French company
SCI ICL, a French company
KAUFEL VAN LIEN BARENDRECHT VERWALTUNGSGMBH, a German company
KVBL BATEILIGUNGSVERWALTUNGS GMBH, a German company
KAUFEL GMBH & CO. KG, a German company
THOMAS & BETTS VERTRIEBS GMBH, a German company
THOMAS & BETTS SALES (HONG KONG) LIMITED, a Hong Kong company
THOMAS & BETTS GYARTO KFT., a Hungarian company
THOMAS & BETTS ITALY SALES SRL, an Italian company
THOMAS & BETTS A LTD., an Israeli company
T & B SALES (JAPAN) CO., LTD., a Japanese company
THOMAS & BETTS ASIA (MALAYSIA) SDN. BHD, a Malaysian company
THOMAS & BETTS DIVISION MEXICO S. DE R.L. DE C.V., a Mexican company
THOMAS Y BETTS DE MEXICO S. DE R.L. DE C.V., a Mexican company
THOMAS & BETTS COMMUNICACIONES S. DE R.L. DE C.V., a Mexican company
THOMAS & BETTS CORPORACION MEXICANA S.A. DE C.V., a Mexican company
THOMAS & BETTS PROCESOS DE MANFACTURA S. DE R.L. DE C.V., a Mexican company
THOMAS & BETTS MONTERREY S. DE R.L. DE C.V., a Mexican company
THOMAS & BETTS EUROPE C.V., a Dutch company
THOMAS & BETTS NETHERLANDS B.V., a Dutch company
KAUFEL EUROPE B.V., a Dutch company
THOMAS & BETTS ASIA (SINGAPORE) PTE. LTD., a Singapore company